Exhibit 10.2

FRAMEWORK AGREEMENT FOR THE EXPLORATION AND POTENTIAL DEVELOPMENT OF MINING PROPERTIES

This private document, framework agreement for the exploration and potential development of mining properties, is entered into by and between:

MINERA BONGARA S.A., with RUC No. 20461523014 and domicile at El Bucare 573, Camacho, La Molina, Lima, Peru registered in file No. 41231 of the Registry of Legal Entities of Lima, duly represented by its President of the Board Directors, Mr. Walter Henry Gage Hunt, identified with United States Passport number 710016643, as per power of attorney registered in file No. 11907446, entry C0004 of the above mentioned Registry (hereinafter "BONGARA"); and,

MINERA SOLITARIO PERU S.A.C. with RUC No. 20462014181 and domicile at El Bucare 573, Camacho, La Molina, Lima, Peru,, registered in card No. 41244 of the Registry of Legal Entities of Lima, duly represented by its President of the Board of Directors, Mr. Walter Henry Gage Hunt, identified with United States Passport number 710016643 as per power of attorney registered in file No. 11396340, entry C0008 of the above mentioned Registry (hereinafter "MINERA SOLITARIO").

SOLITARIO RESOURCES CORP., a company existent and incorporated under the laws of the United States, domiciled at 4251 Kipling St, Suite 390 Wheat Ridge, CO 80033, USA, duly represented by its President, south America Operations, Mr. Walter Henry Gage Hunt, identified with United States Passport number 710016643 (hereinafter "SOLITARIO RESOURCES").

Where used in this Agreement MINERA SOLITARIO shall mean collectively MINERA SOLITARIO S.A.C., SOLITARIO RESOURCES CORP. and BONGARA; and,

VOTORANTIM METAIS - CAJAMARQUILLA S.A., with RUC No. 20261677955 and domicile at Paz Soldan 170 of # 501, San Isidro, Lima 27, Peru, registered in file No. 11369441 of the Registry of Legal Entities of Lima, duly represented by its Financial Manager, Mr. Jorge Paulo Rodriguez del Gaizo, identified with CE No. 000262334, and by Mr. Alberto Gazzo Baca, identified with Identity Card No. 06445664, as per power of attorney registered in entry C00020 and C00021 of the file of above mentioned Registry (hereinafter "VOTORANTIM").

This contract is entered upon the following terms and conditions:

One:          Definitions

1.1     Affiliates and Subsidiaries

Affiliates and Subsidiaries shall mean:

A company, partnership or corporation that is owned in more than 50% by one of the Parties hereto or is controlled by one of the Parties.

A company, partnership or holding that is owner of more than 50% or controls one of the Parties hereto.

For the purposes of the definition of "control" referred to under this section, the Parties hereby expressly agree that control shall mean the right to exercise, directly or indirectly, voting rights regarding the shares or interests of the controlled company which may allow the adoption by the latter of resolutions or valid decisions without being required the attendance or participation of entities or persons who hold, directly or indirectly, additional votes.

Likewise, control shall mean the holding, directly or indirectly, of the power to manage or provide for the management and the policies of the controlled company by means of the title on shares or interests, other voting securities, contracts, voting trusts or by any other mean.

1.2     Agreement

This agreement, its possible amendments and annexes.

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1.3     Area of Interest

The area located within two (2) kilometers from the boundaries of any of the mining rights forming part of the Properties.

1.4     Cash Calls

On the basis of adopted Programs and Budgets, the General Manager of BONGARA shall submit to each Party, at least fifteen (15) calendar days before March 31, June 30, September 30 and December 31 of each year, a request for the delivery by each Party of the estimated cash and environmental compliance fund requirements that they are required to contribute to BONGARA for the following quarter. Within fifteen (15) calendar days after receipt of each request, each Party shall advance to BONGARA its proportionate share of the estimated amount. Time is of the essence of payment of such billings. The General Manager of BONGARA shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to two (2) months. After a decision has been made to begin construction and development activities in the Properties, all funds in excess of immediate cash requirements shall be invested in interest-bearing accounts for the benefit of BONGARA.

1.5     Commercial Production

Commercial Production shall mean the operations of mining and processing on the Properties or some part of the same, in accordance to the respective Feasibility Study, but it does not include the testing operations or the operations at a pilot plant. It shall be deemed that Commercial Production has began the first day of the month following the first thirty (30) consecutive calendar days during which mineral concentrates have been produced at the Property at an average rate of not less than seventy per cent (70%) of the classified initial capacity of the mining facilities.

1.6     Continuing Obligations

Means obligations or responsibilities that pertain to the terminating Party's activities that are reasonably expected to continue or arise after termination of the Agreement or after operations on the Properties have ceased or are suspended, including, but not limited to, required ongoing environmental compliance that is mandated by law or permit, reclamation, taxes and social benefits of employees and accounts payable for work conducted on, or for the benefit of the Property that were incurred prior to the effective date of termination.

1.7     FIRST OBLIGATION TO CAPITALIZE

It is the obligation undertaken by MINERA SOLITARIO referred to in section 7.1 that will only be enforceable if VOTORANTIM complies with the conditions set forth in this Agreement for those effects. Performance of this obligation by MINERA SOLITARIO, will allow VOTORANTIM to earn in a 61% interest in the capital stock of BONGARA.

1.8     Feasibility Study

Means a detailed report prepared by or on behalf of the General Manager that recommends to the Board of Directors the development of a commercial mining operation on a portion of the Properties and includes at least the following information: (i) a description of the Properties to be covered by the proposed mine; (ii) the estimated recoverable reserves of minerals using an internationally recognized method of computing reserves such as National Instrument 43-101 or JORC and the estimated composition and content thereof; (iii) the proposed procedure for development and mining production; (iv) the results of ore amenability tests; (v) the nature and extent of the mine facilities proposed to be constructed or acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the report shall also include a preliminary design for such mill; (vi) the total costs, including capital Budget, which are reasonably required to

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purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements; (vii) summary of environmental impact studies deemed necessary by the Manager and costs thereof; (viii) the period in which it is proposed that the Properties be brought into commercial production; (ix) such other data and information as are reasonably necessary to substantiate the existence of a mineral deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations; and (x) a schedule of working capital requirements for the construction and initial operation of the Properties as a mine. The Feasibility Study shall be in such form as industry standards and VOTORANTIM customarily requires for purposes of determining the advisability of proceeding with the development of a commercial mining operation.

1.9     Initial Capital

Shall mean the amount of the registered capital stock of BONGARA immediately after the date in which the Shareholders, as provided in section 9.2, shall bear any and all investments and expenses required by BONGARA in a pro rata basis in accordance with their shareholding interest in BONGARA.

1.10     Initial Date

The Initial Date is the 4th of August, 2006, the date in which the Letter of Agreement was executed.

1.11     Letter of Agreement

Shall mean the Letter of Agreement Relating to the Florida Canyon Project dated August 4, 2006 between VOTORANTIM METAIS - CAJAMARQUILLA S.A., MINERA BONGARA S.A. and SOLITARIO RESOURCES CORPORATION.

1.12     Operator

Operator shall have the meaning as defined in section 14.1.

1.13     Party or Parties

Shall mean the parties to this Agreement.

1.14     Programs and Budgets

It has the meaning as defined in clause twelve.

1.15     Property or Properties

Are the mining properties described in Annex A which is an integral part hereof, as well as those that may be obtained by BONGARA or by any of the Parties as per the provisions hereunder.

1.16     Qualified Expenditures

It shall have the meaning defined in section 7.7.1.

1.17     SECOND OBLIGATION TO CAPITALIZE

It is the obligation undertaken by MINERA SOLITARIO in accordance to section 7.6 that will be enforceable once VOTORANTIM complies with the conditions set forth in this Agreement for those effects. Performance of this obligation by MINERA SOLITARIO, will allow VOTORANTIM to earn in an additional 9% interest in the capital stock of BONGARA, so that it holds an aggregate 70% shareholding interest in BONGARA.

1.18     Shareholder

It shall mean a Shareholder of BONGARA.

1.19     Validity Fees

Shall mean payments to Peruvian governmental entities required for maintaining the Property in good standing and shall include "Derechos de Vigencia" (maintenance fees payments) and "Penalidades" (penalties applied for not reaching the minimum production standards established by law) and any other such fees as shall be levied in the future for purposes of maintaining the good standing and validity of the Properties.

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Two:          Representations of the Parties

2.1          The Parties hereby represent, covenant and warrant to the other:

That they are duly established companies, with enough legal capacity to enter into and perform their obligations under this Agreement, provided that they have taken all necessary action to authorize the execution, delivery and performance of this Agreement in accordance with the terms and conditions hereof, and that the persons signing this document on their behalf have been duly authorized and are empowered to do so.

That they make no express or implied representations, covenants or warranties of any type, including any representations, covenants or warranties with respect to title to or rights under the Properties, except as specifically set forth herein.

That they will breach no other contract or agreement upon entering into or executing this instrument, and any and all the terms and conditions agreed upon hereunder by the Parties are valid and, therefore, its fulfillment is compulsory for them.

During the term of this Agreement, the Parties will keep the Properties free from any lien or charge that may arise as a result of their respective actions, assuming in any event the corresponding individual responsibility and the obligation to cure said situation, bearing the cost of it.

2.2     MINERA SOLITARIO hereby represents and guarantees to VOTORANTIM the following:

The Properties occupy 4,100 Has.

        BONGARA holds 100% of the following Properties:

Name	Code
Bongara Veintisiete	01-07835-95
Bongara Cincuenticuatro	01-02332-96
Bongara Cincuenticinco	01-02333-96

That even though the following Properties do not currently appear registered under the name of BONGARA, full legal title to and in connection to them, and all legal rights derived there from, shall be acquired by BONGARA prior to the execution of the Mining Assignment Agreement:

Name	Code
Del Piero Tres	01-03386-05
Del Piero Cuatro	01-00002-06
Del Piero Cinco	01-00003-06

The Properties are free of any lien or charge, registered or not. It also represents that there are no claims from third parties on the Properties which settlement may be pending or, as far as it may be reasonably foreseen, there are no claims, objections or rights which may be filed by third parties and which may affect the Properties.

BONGARA is not party to any agreement or option or to any other class of agreement in relation to all or some of the Properties. Likewise, BONGARA has no negotiations with third parties on the Properties that may affect them somehow.

MINERA SOLITARIO PERU S.A.C. represents that it controls 100% of the shares of BONGARA and warrants that it shall cause BONGARA to perform all of the obligations required of it under this Agreement.

The declarations and representations contained in Annex E hereto.

2.3     VOTORANTIM hereby represents and guarantees to MINERA SOLITARIO the following:

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Any and all works and activities to be performed at the Properties shall be made in accordance with high mining practices and professional standards, complying with Peruvian laws and regulations, with no limitation whatsoever, including those related to environmental issues, such as the prevention of any type of pollution and the performance of environmental remediation works, and those necessary to keep the Properties in good standing.

It will defend the Properties against any claim, request or procedure filed by third parties which may affect in any way the rights of BONGARA on the Properties. Likewise, VOTORANTIM will report to the pertinent authorities any overlapping, invasion or direct or indirect threat against the right of possession or title on the Properties which may exist in relation to the same, and will make its best efforts to terminate and/or eliminate such overlapping, invasions or threats.

During the effectiveness of the Agreement for so long as it is Operator, it will keep the Properties free from any environmental contingency of any nature, which may arise as a consequence of its activities at the same and will keep the Properties free from any lien or charge that may arise as a result of its respective actions, being responsible for complying with the Continuing Obligations.

It has relied solely on its own appraisals and estimates as to the mineral potential of the Properties, and upon its own geologic, engineering and other interpretations related thereto.

2.4     Any material falseness, inaccuracy or non-fulfillment of any of the representations and provisions hereunder will empower the damaged Party to terminate this contract under section 23.2 hereof.

Three:          Purpose

3.1     On August 4, 2006, VOTORANTIM executed with BONGARA, SOLITARIO RESOURCES CORPORATION and MINERA SOLITARIO PERU S.A.C. the Letter of Agreement to set forth the general terms that would govern their relationship over the Properties.

Therefore, the purpose hereof is to complement and develop the terms of the Letter of Agreement and, consequently, establish the definite relations and obligations between the Parties for the exploration and evaluation and possible development and exploitation of the Properties.

3.2     For the purposes of article 8 of the Peruvian Companies Act, this Agreement will be registered by BONGARA immediately after the latter's incorporation is formalized.

Four:          Term

The term hereof will commence as of the date of execution and will continue effective during the time the Mining Assignment Agreement referred to in clause six is effective and, then, it will extend its effectiveness if VOTORANTIM has earned-in a shareholding interest in BONGARA until such time as it may be terminated according to the provisions of clause twenty two, or, as applicable, as long as any Party holds the net smelter royalty referred to in section 11.3 herein.

Five:          SPECIFIC COMMITMENTS, DECLARATIONS AND REPRESENTATIONS IN CONNECTION TO BONGARA

5.1     Immediately subsequent to the execution of this document, MINERA SOLITARIO shall cause BONGARA to call and execute a Shareholders' Meeting by means of which it will:

(i)     Approve the execution of this Agreement and of the Mining Assignment Agreement referred to in clause six; and,

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(ii)     Approve all the necessary resolutions in order to substitute BONGARA's bylaws with those included in Annex B herein.

5.2     As from the date hereof and until the date in which BONGARA will assume control and responsibility over the Properties and the activities undertaken in them as provided in section 9.1, MINERA SOLITARIO shall cause (including, but not be limited to, not issuing instructions contrary to the agreed conduct of business hereunder and giving its approval or rejection as required as shareholders or due to its control over BONGARA) to procure that BONGARA:

5.2.1     Shall carry on its business in all material respects as a going concern in the ordinary and usual course, save in so far as agreed in writing by VOTORANTIM;

5.2.2     Shall conduct its business in all material respects in accordance with all applicable laws and regulations and good business practice;

5.2.3Without prejudice to the generality of section 5.2.1, shall not, without the prior written consent of VOTORANTIM or except as otherwise expressly contemplated in this Agreement:

a.     enter into any agreement or incur any commitment involving any expenditure in excess of US$ 5,000.00 (five thousand and 00/100 Dollars of the United States of America) per item and US$ 25,000.00 (twenty five thousand and 00/100 Dollars of the United States of America) in aggregate, in each case exclusive of any applicable General Sales Tax (IGV);

b.     enter into or amend any agreement or incur any commitment which is not capable of being terminated without compensation at any time or which is not in the ordinary course of business or which involves or may involve total annual expenditure in excess of US$ 25,000.00 (twenty five thousand and 00/100 Dollars of the United States of America), exclusive of IGV;

c.     acquire or dispose of, or agree to acquire or dispose of the Properties or, in general, of any material asset;

d.     take any action that would result in the failure or non-fulfilment of any condition set forth in this Agreement;

e.     acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

f.     enter into any joint venture, partnership or long-term or unusual trading relationship or any agreement with any third party relating to the conduct of the business of BONGARA;

g.     incur any additional third party borrowings or incur any other indebtedness;

h.     repay any outstanding indebtedness prior to its due date;

i.     incur any intra-group indebtedness;

j.     create, allot or issue, or grant an option to subscribe for, any share capital of BONGARA;

k.     issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of BONGARA, or securities convertible or exchangeable for, or options, puts, warrants, calls commitments or rights of any kind to acquire, any of BONGARA's share capital or subdivide or in any way reclassify any shares of BONGARA's capital stock or change or agree to change in any manner the rights of its outstanding share capital;

l.     repay, redeem or repurchase any share capital of BONGARA;

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m.     declare, make or pay any dividend or other distribution (whether in cash, stock or property) to BONGARA's shareholders;

n.     delay making payment to any creditors generally beyond the date on which payment of the relevant debt should be paid in accordance with credit period authorised by the relevant creditors (or (if different) the period extended by creditors in which to make payment);

o.     amend, to any material extent, any of the terms on which goods, facilities or services are supplied;

p.     employ any employee;

q.     in relation to the Properties:

i.     carry out any material structural alteration or addition to, or materially effect any change of use of, the Properties, unless authorized by VOTORANTIM;

ii.     terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease, tenancy or licence which is material in the context of BONGARA;

iii.     agree any new rent or fee payable under any lease, tenancy or licence which is material in the context of BONGARA;

iv.     enter into or vary any agreement, lease, tenancy, licence or other commitment which is material in the context of BONGARA;

v.     sell, convey, transfer, assign or charge the Properties or grant any rights or easements over any of them or enter into any covenants affecting any Property or agree to do any of the foregoing;

r.     enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create any encumbrance over any of BONGARA's assets or undertaking in any such case;

s.     make any change to its accounting practices or policies or amend its constitutional and/or organisational documents.

t.     merge or consolidate with or into any other party.

5.3     Notwithstanding sections 5.6 and 5.7 and without prejudice to its right to claim damages or other compensation, if MINERA SOLITARIO is in breach of any of its undertakings in section 5.2 above, VOTORANTIM shall be entitled to terminate this Agreement in accordance to section 22.2.

5.4     Notwithstanding sections 5.6 and 5.7 and without prejudice to its right to claim damages or other compensation if prior to the date in which BONGARA will assume control and responsibility over the Properties and the activities undertaken in them as provided in section 9.1, any event shall occur which has or is reasonably likely to have an adverse effect on the reputation, goodwill, turnover, profitability or financial or trading position of BONGARA, the Properties or its assets, VOTORANTIM shall be entitled to terminate this Agreement in accordance to section 22.2.

5.5     As from the date hereof, MINERA SOLITARIO shall provide and their respective officers, directors, employees, representatives and authorised agents to provide to VOTORANTIM and its officers, directors, employees, accountants, counsel, advisors and authorised agents, access to:

5.5.1     the officers, directors, employees, authorised agents, advisors, representatives and Properties of BONGARA; and

5.5.2     all books, records and documents of BONGARA and shall promptly furnish to VOTORANTIM all financial and operating data and other information regarding the business and the assets of BONGARA that VOTORANTIM may from time to time reasonably request. VOTORANTIM shall be entitled to take copies of the referred books, records and documents as it may deem convenient.

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5.6     MINERA SOLITARIO shall indemnify VOTORANTIM in respect of and hold it harmless from and against, any and all losses resulting from, arising out of or relating to any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of MINERA SOLITARIO in this Agreement.

VOTORANTIM shall indemnify MINERA SOLITARIO in respect of and hold it harmless from and against, any and all losses resulting from, arising out of or relating to any misrepresentation, breach of warranty or non-fulfillment of or failure to perform any covenant or agreement on the part of VOTORANTIM in this Agreement.

In addition, until the date in which BONGARA will assume control and responsibility over the Properties and the activities undertaken in them as provided in section 9.1, MINERA SOLITARIO hereby undertakes to indemnify and keep indemnified VOTORANTIM from and against any diminution in the value of BONGARA, as a result of any loss or liability of any kind suffered by BONGARÁ as a consequence of Minera Solitario performing acts contrary to its obligations and or because of Minera Solitario not performing diligently its duties defined herein including, but not limited to, any diminution in the value of the assets of BONGARA, any payment made or required to be made by BONGARA and any costs incurred as a result of or in connection with any actions, proceedings, claims or demands resulting from or by reference to:

(i)     Any tax on income, profits or gains earned, accrued or received on or before, or in respect of a period ending on or before the date in which BONGARA will assume control and responsibility over the Properties and the activities undertaken in them as provided in section 9.1 of the Agreement, or as a consequence of any event which occurred on or before that date;

(ii)     All taxes, fees, interests, rights, contributions and municipal taxes of any kind, arising before or in respect to a period ending on or before the date referred in (i) above or as a consequence of any event which occurred on or before that date except as provided for in section 6.7;

(iii)     Employee benefits, salaries, wages, commissions, remunerations, gratifications, compensations, severance payments and social security payments, bonuses, benefit arrangements, including those that may be raised by any employee, agent, advisor, contractor or sub-.contractor hired by BONGARA, arising before or in respect to a period ending on or before the date referred in (i) above or as a consequence of any event which occurred on or before that date; and,

(iv)     Labor complaints, actions or disputes, arising before or in respect to a period ending on or before the date referred in (i) above or as a consequence of any event which occurred on or before that date.

The obligations to indemnify under this section 5.6 will be enforceable whether the events mentioned therein arise alone or in conjunction with other circumstances and whether or not the corresponding taxation or labor claim is chargeable against or attributable to any other person.

Six:          Mining Assignment Agreement

6.1     Within ten (10) calendar days as from the date on which VOTORANTIM receives from BONGARA copy of the certificates issued by the Public Registry evidencing the recording of all of the Properties under the name of BONGARA, MINERA SOLITARIO will cause BONGARA to execute a Mining Assignment Agreement for the term necessary for VOTORANTIM to be allowed to complete an overall and cumulative investment of US$ 18'000,000.00 in Qualified Expenditures in the Properties, and during the term necessary for VOTORANTIM to make the decisions that will allow it to deliver to MINERA SOLITARIO the notices referred to in sections 7.3.2 and 7.3.3.

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Said Mining Assignment Agreement, which is made an integral part hereof as Annex C, will be automatically terminated, without need of any further formality or declaration, as of the date in which:

     VOTORANTIM has completed and overall and cumulative investment of US$ 18'000,000.00 in Qualified Expenditures in the Properties and delivered the notices referred to in sections 7.3.2 and 7.3.3;

     VOTORANTIM waives its right to request MINERA SOLITARIO to perform the FIRST OBLIGATION TO CAPITALIZE or if it is deemed that it has waived it;

     as provided in clause twenty two, in the event of termination of this Agreement; or,

     as otherwise provided in this Agreement.

6.2     In consideration for the mining assignment granted in its favor, VOTORANTIM shall pay US$ 5,000.00 (five thousand and 00/100 American Dollars) to BONGARA. This amount includes the corresponding General Sales Tax (IGV) and will be paid by VOTORANTIM concurrently with the payment referred to in section 7.4.1(i). The payment will be made through the delivery of a certified check issued in favor of BONGARA.

6.3     During the term of the Mining Assignment Agreement, VOTORANTIM will be responsible for the activities conducted at the Properties.

6.4     During the term of the Mining Assignment Agreement, VOTORANTIM may perform any and all prospecting, exploration and assessment works that it may deem appropriate, with no limitation whatsoever, provided that it will be the only Party entitled to carry out activities related to the Properties.

6.5     VOTORANTIM will be entitled to take from the Properties mineral and metallic samples with the sole purpose of making tests and assays as well as to build, bring to and install therein any and all buildings, machinery, equipment and supplies which, at its discretion, may be deemed required and appropriate to carry out the activities described in sections 6.6 and 6.7.

6.6     In general terms, BONGARA shall grant VOTORANTIM during the effective term of the Mining Assignment Agreement, but not limited to, the following rights and faculties:

a.      The right to enter into the Properties and use any and all the rights of way and access means.

b.      To perform prospecting, exploration and assessment activities, using any method known at present or which may be developed in the future.

c.      To build, use, maintain, repair, relocate or replace roads, drilling sites, buildings, fences, power and communication lines, structures, camps, field offices and other facilities or infrastructure which may be helpful or which may be appropriate for VOTORANTIM in the performance of its exploration activities.

d.      To extract and remove from the Properties non-commercial quantities of ore, with the purpose of testing them (including, but not limited to, bulk samples, tests, geo-chemical analysis, the possibility of being taken to crushers and the determination of the recovery, pilot plants, test operations or similar activities). The exercise of this right does not involve the obligation to make any payment to BONGARA.

e.      The right to use water rights related to the Properties in relation to the performance of exploration activities.

f.      To exercise any and all the rights that may be attached or usually related to the activities related to the rights granted, expressly or implicitly, to VOTORANTIM hereunder.

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6.7     In its capacity of mining assignee of the Properties, VOTORANTIM hereby undertakes the following obligations:

6.7.1     To carry out any and all works at the Properties in a way consistent with good exploration practices and high professional standards for said activities, complying with all the applicable laws and regulations, without limitation, holding harmless MINERA SOLITARIO and BONGARA from any and all the claims that may arise as the result of the activities conducted by VOTORANTIM in the Properties;

6.7.2     Allow MINERA SOLITARIO the unrestrictive access to the Properties and to all the records kept by VOTORANTIM, at its own risk and cost. With respect thereof, VOTORANTIM shall maintain proper and complete records and accounts of all the expenditures and works made with regard to the Properties, in accordance with accounting principles and standards generally accepted in the mining industry and applicable law. Such records and accounts shall be made available for MINERA SOLITARIO's review and audit at any time the latter requests them, provided that the costs of any such review or audit will be assumed entirely by MINERA SOLITARIO.

Likewise, VOTORANTIM shall allow MINERA SOLITARIO to inspect the Properties at its own risk and account, and abiding by reasonable safety standards, to the extent deemed reasonable, on the understanding that the Party conducting such inspection does not interfere excessively with VOTORANTIM's activities.

6.7.3     Make timely and full payment of the Validity Fees for the Properties or other fees or taxes that the federal or local governments shall impose in relation to mineral, surface, water or other rights required to execute work programs. In this sense, VOTORANTIM will be obliged to pay the Validity Fees of the Properties for each year during which the Mining Assignment Agreement is in force, provided that said fees shall be paid every year, with no delay.

Should the Properties, or any of them, be returned to BONGARA as a consequence of the termination of this Agreement or the decision of VOTORANTIM to abandon the same under clause nineteen, on the effective date of termination or abandonment, no payment of the Validity Fees in respect of the Properties shall be outstanding and the Validity Fees for all years prior to the effective date of return or abandonment must be fully paid.

Within fifteen (15) calendar days as from the date in which the relevant payments are made, VOTORANTIM shall forward a copy of the corresponding supporting documents to MINERA SOLITARIO, provided, however, that said documents should be delivered to MINERA SOLITARIO not less than fifteen (15) calendar days in advance to the date on which under the laws in force at that time, payment of the Validity Fees shall be timely made.

VOTORANTIM shall also make timely payments to local landowners or communities as required by local ordinance or contract as may be needed for the use of surface rights or ingress and egress. It is expressly established that should VOTORANTIM elect to terminate this Agreement, that no payment of the Validity Fees for the Properties or payments to local landowners or communities shall be outstanding, so that on the effective date of termination or abandonment, the Validity Fees corresponding to all the years that may have began until the above mentioned effective date of termination must be fully paid.

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If it is not possible to make the payments directly to the administrative entity that should receive them, they will be understood to be made at the time VOTORANTIM delivers an amount equivalent to the same to BONGARA with reasonable anticipation so that BONGARA can make such payments in a timely manner.

6.7.4     VOTORANTIM shall be responsible for filing the Annual Consolidated Statement (DAC) corresponding to the Properties. Once the relevant filing has been made, VOTORANTIM shall forward a copy of the filed documents to MINERA SOLITARIO, provided, however, that said documents should be delivered to MINERA SOLITARIO not less than fifteen (15) calendar days in advance to the date on which under the laws in force at that time, the filing of the DAC shall be made.

6.7.5     VOTORANTIM hereby undertakes responsibility regarding the environmental obligations that may arise from the mining activities conducted by it in the Properties, and to carry out exploration works in a correct, diligent and efficient manner in accordance with sound mining industry and environmental protection standards and practices, and abiding by the terms and conditions of the concessions, assignments, licenses, permits, contracts and other agreements pertaining to the Properties.

With respect to the above, it is hereby agreed that VOTORANTIM shall not be responsible for any environmental liabilities that are a result of the works performed in the Properties prior to the Initial Date.

6.7.6     VOTORANTIM shall be liable to MINERA SOLITARIO for any action or inaction directly attributable to VOTORANTIM resulting in damages, losses, expenses, penalties or fines. No default by VOTORANTIM of its obligations shall be deemed to have occurred hereunder, if compliance therewith is rendered impossible due to MINERA SOLITARIO's failure to perform acts required by this Agreement.

Any environmental obligations or liabilities of VOTORANTIM hereunder and those arising out of the application of the legal statutes and regulations applicable to the activities that it shall conduct in the Properties, shall endure as a Continuing Obligation after termination of the Mining Assignment Agreement.

6.8     During the term of the Mining Assignment Agreement, MINERA SOLITARIO will make its best efforts to collaborate with VOTORANTIM in taking all reasonable action to resolve any problems that could exist or arise with the owners of the surface lands required for conducting mining activities with regard to the Properties, and with small, artisan or illegal miners that could be working in the area of the Properties.

With respect to the above, MINERA SOLITARIO will make its best efforts to assist VOTORANTIM in its dealings and negotiations with any owners or occupiers of the above mentioned surface lands, indigenous cultural communities or any other person or entity that could be affected by VOTORANTIM's activities in the Properties.

6.9     During the term of the Mining Assignment Agreement VOTORANTIM and MINERA SOLITARIO shall convene quarterly meetings to review the results of the previous quarter's exploration and development results, expenditures and plans for future activities on the Property.  Such meetings shall be held in Lima, Peru at a time convenient for the participants and may be held by telephone.

Seven:          FIRST and SECOND OBLIGATIONS TO CAPITALIZE

7.1     Within ten (10) calendar days following the date of receipt of the notice referred to in section 7.2 and as long as:

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(i)     VOTORANTIM had timely and duly delivered said notice to MINERA SOLITARIO;

(ii)     VOTORANTIM had timely and duly fulfilled the requirements set forth in sections 7.3, 7.4 and 7.5; and,

(iii)     VOTORANTIM is not in default of its obligations under the Mining Assignment Agreement and, in general, under this Agreement;

MINERA SOLITARIO shall procure that BONGARA, by means of a Shareholders' Meeting resolution, capitalizes a contribution to be made by VOTORANTIM referred to in section 6.1 (the "FIRST OBLIGATION TO CAPITALIZE") of the expenditures made in the completion of the Feasibility Study mentioned in section 7.3.3, this latter document, the technical reports and other assets or outstanding debts before BONGARA obtained and/or registered by the latter as a result of its exploration activities in the Properties during the term beginning at the Initial Date and ending at the date in which the notice referred to in section 7.2 is received by MINERA SOLITARIO.

Such capitalization will be agreed by BONGARA's Shareholders' Meeting either as a result of VOTORANTIM directly contributing those assets to BONGARÁ's capital stock, as result of the capitalization of the credits owed to VOTORANTIM by BONGARA following the latter's purchase of the same assets from VOTORANTIM, or in any other way deemed convenient. Accordingly, the Parties agree that the mechanism through which the aforesaid assets will be transferred for the benefit of BONGARA and will subsequently allow VOTORANTIM to earn-in the shareholding interest in BONGARA referred to in this section, will be determined by considering the most tax efficient method taking into account the interests of all of the Parties.

As a result of the contribution and the recording in the books of BONGARA as Initial Capital the expenditures of VOTORANTIM during the period beginning at the Initial Date and ending at the date in which the notice referred to in section 7.2 is received by MINERA SOLITARIO (this is, after fulfillment of the provisions of sections 7.3, 7.4 and 7.5 has been met), VOTORANTIM will receive shares issued by BONGARA equivalent to the following:

(a)     If VOTORANTIM had requested performance of the FIRST OBLIGATION TO CAPITALIZE to MINERA SOLITARIO after having fulfilled only one of the conditions set forth in sections 7.3.3.1 and 7.3.3.2, VOTORANTIM will receive shares issued by BONGARA equivalent to 61% of the latter's capital stock.

(b)     If VOTORANTIM had requested performance of the FIRST OBLIGATION TO CAPITALIZE to MINERA SOLITARIO after having fulfilled both conditions set forth in sections 7.3.3.1 and 7.3.3.2, VOTORANTIM will receive shares issued by BONGARA equivalent to 70% of the latter's capital stock.

In this case, the SECOND OBLIGATION TO CAPITALIZE will extinguish as soon as VOTORANTIM formalizes its title over shares equivalent to 70% BONGARA's capital, as it will be deemed that VOTORANTIM had already complied with the conditions set forth in section 7.6 for those effects.

In the event that the contribution made by VOTORANTIM is valued and/or represents more than a 61% or 70% interest in BONGARÁ (as the case may be), VOTORANTIM will only receive shares representing a 61% or 70% interest in BONGARÁ. The excess or difference between the value of the referred investment made by VOTORANTIM and the shares' value subscribed and received by VOTORANTIM in exchange, shall be deemed to be a capital premium for the benefit of both Shareholders.

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Upon this initial capitalization VOTORANTIM and MINERA SOLITARIO shall then be deemed to have made initial contributions to the capital of BONGARÁ equal to their pro rata shareholding interests in the proportion VOTORANTIM 61% and MINERA SOLITARIO 39%, or VOTORANTIM 70% and MINERA SOLITARIO 30%, as the case may be and such contributions to the capital shall be recorded in the books of BONGARÁ accordingly.

7.2     Within a thirty (30) calendar days term counted as from the date in which the conditions established in sections 7.3, 7.4 and 7.5 are complied with, VOTORANTIM may request MINERA SOLITARIO, through the delivery of a notarized letter, to perform the FIRST OBLIGATION TO CAPITALIZE.

If the aforesaid notarized letter is not delivered and received by MINERA SOLITARIO within the above mentioned term, then it will be deemed as if VOTORANTIM had waived its right to request performance by MINERA SOLITARIO of the FIRST OBLIGATION TO CAPITALIZE, in which case this Agreement will be terminated and the appropriate provisions of section 22.1 shall apply. In this case, the appropriate provisions set forth in clause twenty two will be applicable.

7.3     It is a condition for the enforceability of the FIRST OBLIGATION TO CAPITALIZE that VOTORANTIM complies with the following:

7.3.1     Invests a total amount of Qualified Expenditures of US$ 1,000,000.00 (one million and 00/100 American Dollars) in exploration activities in the Properties during the twelve (12) month period following the Initial Date.

It is hereby agreed that any excess of the Qualified Expenditures for the period referred to in this section 7.3.1, will be applied to those indicated in section 7.5.

7.3.2     Notifying MINERA SOLITARIO in writing that it has decided to continue making Qualified Expenditures, although now as per the schedule described in section 7.5, in which case the provisions established in such section will apply.

7.3.3     Notifying MINERA SOLITARIO in writing that it has either:

7.3.3.1     Completed and delivered to MINERA SOLITARIO a Feasibility Study supporting the construction of a mining project over the Properties, in a form that is customary for VOTORANTIM and appropriate for this company to obtain approval for the construction of a mining project of similar characteristics of those encountered in the Properties, and that as a result of such Feasibility Study, VOTORANTIM will cause BONGARÁ to proceed with the development of a mine in the Properties, except as provided in clause eight; or,

7.3.3.2     Completed and overall and cumulative investment of Qualified Expenditures of US$ 18'000,000.00 in the Properties.

The notice referred to in this section 7.3.3, may be delivered by VOTORANTIM upon verifying that any or both of the conditions stipulated in sections 7.3.3.1 or 7.3.3.2 have been met, whichever is verified first.

The Parties hereby declare and agree that, except for the completion of the investments indicated in section 7.3.1, there is no given term agreed for VOTORATIM to deliver to MINERA SOLITARIO the notices mentioned in sections 7.3.2 and 7.3.3 above. Therefore, VOTORANTIM may take as much time as it considers convenient in order to adopt the decisions and complete the works, subject to expenditure schedule in section 7.5, that it might deem convenient, in order to deliver the above mentioned notices.

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7.4     In compensation for obliging to perform the FIRST and SECOND OBLIGATIONS TO CAPITALIZE, VOTORANTIM hereby agrees to pay BONGARA (or the person or entity designated by the latter at due time for receiving the payment) the following amounts, the same that include the corresponding General Sales Tax (IGV) and any other tax that could eventually result applicable:

(i)     US$ 100,000.00 (one hundred thousand and 00/100 American Dollars) to be paid on the first annual anniversary of the Initial Date (i.e. 4th of August, 2007).

(ii)     US$ 200,000.00 (two hundred thousand and 00/100 American Dollars) to be paid, as from the second annual anniversary of the Initial Date and on each subsequent annual anniversary of the Initial Date, until the date in which this Agreement is terminated or VOTORANTIM has delivered to MINERA SOLITARIO the notices referred to in sections 7.3.2 and 7.3.3. Therefore, as from the date in which this Agreement is so terminated or the aforesaid notices are delivered, VOTORANTIM will no longer be obliged to complete or make any payments (accrued or not), provided that any obligation with respect thereof will no longer be enforceable and shall be extinguished.

Making the payments of the amounts indicated in this section is also a condition for the enforceability of the FIRST and SECOND OBLIGATIONS TO CAPITALIZE.

7.5     As from the beginning of the second year following the Initial Date, VOTORANTIM will continue making Qualified Expenditures in the Properties in accordance to the following schedule:

7.5.1     Investments of not less than US$ 1'500,000.00 (one million and five hundred thousand and 00/100 American Dollars) in exploration and/or development activities to be performed directly in the Properties, during the second twelve (12) months following the Initial Date.

7.5.2     Investing not less than US$ 1'500,000.00 (one million and five hundred thousand and 00/100 American Dollars) in exploration and/or development activities to be performed directly in the Properties, during the third twelve (12) months following the Initial Date.

7.5.3     Investing not less than US$ 2'500,000.00 (two million and five hundred thousand and 00/100 American Dollars) in exploration and/or development activities to be performed directly in the Properties, during each of the following years.

VOTORANTIM will only be obliged to make the minimum investments referred to in this section, until the date in which this Agreement is terminated under the provisions of section 22.1 or VOTORANTIM has earned a 70% shareholding interest in BONGARA.

Any excess investment made by VOTORANTIM during any of the periods mentioned in sections 7.5.1, 7.5.2 and 7.5.3, shall be offset against the investment obligation established for the following period. On the contrary, if VOTORANTIM does not complete the committed investment for a given period, then VOTORANTIM shall, at its discretion, fulfill one of the two following options in order to maintain its rights under this Agreement:

     pay directly to MINERA SOLITARIO (as a penalty) an amount equivalent to those outstanding investments, or on a date not later than 15 calendar days prior to the end of a period deliver to MINERA SOLITARIO written notice of a firm commitment to fulfill during the next work commitment period both the uncompleted investment

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from the then current period and the investment to be completed during the following work commitment period. An uncompleted investment postponed until the following period shall not exceed 20% of the work commitment for the period.

It is hereby expressly declared that the completion by VOTORANTIM of cumulative investments in Qualified Expenditures for US$ 18'000,000.00, is not a condition for the enforceability of the FIRST OBLIGATION TO CAPITALIZE nor for VOTORANTIM to request MINERA SOLITARIO its fulfillment. Therefore, it is hereby agreed that the prior completion of an overall and cumulative investment in Qualified Expenditures for US$ 18'000,000.00 will not be a condition for VOTORANTIM to earn-in a 61% interest in BONGARA.

However, if VOTORANTIM has not made cumulative investments in Qualified Expenditures of US$ 18'000,000.00 upon the date of the FIRST OBLIGATION TO CAPITALIZE, then continued expenditures as defined in section 7.7 by BONGARA shall be funded 100% by VOTORANTIM until a total of US$ 18'000,000.00 has been funded by VOTORANTIM. Only after VOTORANTIM has fulfilled a cumulative expenditure of US$ 18'000,000 and VOTORANTIM has delivered the notice required in section 7.3.2 and fulfilled the requirements of 7.3.3.1 and 7.3.3.2, shall MINERA SOLITARIO be required to participate in joint funding as provided for in section 9.2.

7.6     If pursuant to section 7.1, VOTORANTIM had only earned-in a 61% shareholding interest in BONGARA as a result of the former having fulfilled only one of the conditions set forth in sections 7.3.3.1 and 7.3.3.2, MINERA SOLITARIO will be irrevocably obliged to vote at BONGARA's Shareholders' Meeting in favor of capitalizing the contributions to be made by VOTORANTIM of all the assets or outstanding debts before BONGARA obtained and/or registered by the latter as a result of its exploration activities in the Properties conducted as from the date of receipt by MINERA SOLITARIO of the notice referred to in section 7.2, and the date in which VOTORANTIM delivers to MINERA SOLITARIO a notice informing that it has fulfilled whichever one of the conditions set forth in sections 7.3.3.1 or 7.3.3.2 was pending of completion after performance by MINERA SOLITARIO of the FIRST OBLIGATION TO CAPITALIZE (the "SECOND OBLIGATION TO CAPITALIZE").

Such capitalization will be agreed by BONGARA's Shareholders' Meeting either as a result of VOTORANTIM directly contributing those assets (which may include the expenditures incurred in the preparation of the Feasibility Study referred to in section 7.3.3.1 and this document, should that be the case) to BONGARA's capital stock, as a result of the capitalization of the credits owed to VOTORANTIM by BONGARA following the latter's purchase of the same assets from VOTORANTIM, or in any other way deemed convenient. Accordingly, the Parties agree that the mechanism through which the aforesaid assets will be transferred for the benefit of BONGARA and will subsequently allow VOTORANTIM to earn-in the additional shareholding interest in BONGARA referred to in this section, will be determined by considering the most tax efficient method taking into account the interests of all of the Parties and BONGARA.

As a result of the performance by MINERA SOLITARIO of the SECOND OBLIGATION TO CAPITALIZE, VOTORANTIM will receive shares issued by BONGARA equivalent to 9% of the latter's capital stock. In the event that the contribution made by VOTORANTIM is valued and/or represents more than a 9% interest in BONGARA, VOTORANTIM will only receive shares representing a 9% interest in BONGARA. The excess or difference between the value of the assets or credits subject of capitalization and the shares' value subscribed and received by VOTORANTIM in exchange, shall be deemed to be a capital premium for the benefit of both Shareholders.

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Upon this capitalization VOTORANTIM and MINERA SOLITARIO shall then be deemed to have made contributions to the capital of BONGARÁ equal to their pro rata shareholding interests in the proportion VOTORANTIM 70% and MINERA SOLITARIO 30%.

MINERA SOLITARIO shall perform the SECOND OBLIGATION TO CAPITALIZE within ten (10) calendar days following the date of receipt of the notice delivered by VOTORANTIM informing MINERA SOLITARIO that it has fulfilled whichever one of the conditions set forth in sections 7.3.3.1 or 7.3.3.2 was pending of completion after performance by MINERA SOLITARIO of the FIRST OBLIGATION TO CAPITALIZE.

7.7     Qualified Expenditures

7.7.1     "Qualified Expenditures" are understood to be all costs, expenditures and liabilities of any kind incurred in exploration activities on the Properties or in benefit of the Properties during the term of the Mining Assignment Agreement and will include:

(i)     Actual salaries, benefit and fringe costs and wages (whether or not required by law) of employees or contractors of VOTORANTIM directly assigned to and actually performing exploration and related activities within or benefiting the Properties. Employees and contractors may include geologists, geophysicists, engineers, surveyors, engineering assistants, technicians, draftsmen, engineering clerks, field assistants, local contracted labor and any other personnel performing services connected with exploration of the Properties;

(ii)     Monies expended associated with aerial flights;

(iii)     Monies expended associated with drilling, site preparation and road construction;

(iv)     Monies expended for use of machinery, vehicles, equipment and supplies required for exploration; provided, however, if VOTORANTIM uses equipment owned by it, charges shall be no greater than on terms available for third parties in the vicinity of the Properties;

(v)     Monies expended for reasonable travel expenses and transportation of employees and contractors, material, equipment and supplies necessary for the conduction of exploration activities;

(vi)     Any other payments to contractors for work on or for the benefit of the Properties;

(vii)     Monies expended for metallurgical and engineering work; geophysical, geochemical and geological surveys and assays and other costs incurred to determine the quality and quantity of minerals within the Properties;

(viii)     Monies expended to obtain permits, rights-of-ways and other similar rights as may be required or necessary in connection with exploration on the Properties;

(ix)     Monies expended in preparation and acquisition of environmental permits necessary to commence, carry out or complete exploration, and otherwise spent on or accrued for activities required for compliance with environment protection laws and regulation;

(x)     Monies expended in performing pre feasibility or Feasibility Studies to evaluate the economic feasibility of mining on the Property, including expenditures for metallurgical test work, preliminary design work and hydrology studies;

(xi)     Monies expended for taxes levied against the Properties and paid by VOTORANTIM and the cost of any insurance premiums, performance bonds or other forms of sureties required by the law;

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(xii)     Monies expended for and including land holding costs, lease payments, assessment work, claim location, amendment and relocation costs, government fees, Validity Fees, penalties and other necessary expenditures incurred or made to preserve in good standing status and title of the Properties;

(xiii)     Monies expended in performing socio-economic studies, payments to local communities, and other social work related to local communities;

(xiv)     an amount equal to five percent (5%) of the Qualified Expenditures of each period, for concept of administrative expenses. As from the date in which VOTORANTIM has completed US$ 10,000,000.00 (ten million American Dollars) of Qualified Expenditures, this amount will be reduced to three percent (3%). It is hereby agreed that the payments made in accordance to section 7.4 and the expenses incurred by VOTORANTIM for acquiring the title or right for using surface lands and their corresponding taxes, shall not be allowable expenditures for the purpose of calculating the overhead fee to which this paragraph makes reference to; and,

(xv)     Monies paid in accordance to section 7.4

It is hereby established that the Value Added Tax (Impuesto General a las Ventas), the Tax of Municipal Promotion (Impuesto de Promoción Municipal) and any other tax levying sales or added value corresponding to the items referred to in above, will be considered as part of the Qualified Expenditures.

7.7.2     Within fifteen (15) calendar days following:

(i)     the date on which VOTORANTIM determines that it has spent an overall and cumulative investment of US$1'000,000.00 in Qualified Expenditures; and

(ii)     the end of each twelve (12) months period as of the date mentioned in 7.5.1, 7.5.2 and 7.5.3 above;

(iii)     the date on which VOTORANTIM provides to MINERA SOLITARIO notice as provided for in section 7.3.3 and, if having already provided such notice, determines that it has spent an overall and cumulative investment of US$18'000,000.00 in Qualified Expenditures;

VOTORANTIM shall submit to MINERA SOLITARIO a report describing in reasonable detail the nature and amount of all expenses incurred by VOTORANTIM and deemed by it to qualify as Qualified Expenditures, and a report on the results of the activities conducted in the previous twelve (12) months, detailing the technical relevant issues pertaining to each activity and the interpretive results, conclusions and recommendations obtained as a consequence of those activities.

7.7.3     Within thirty (30) calendar days after receipt of the Qualified Expenditures reports referred to in section 7.7.2(i), 7.7.2(ii) and 7.7.2(iii) hereof, MINERA SOLITARIO shall give written notice to VOTORANTIM if it considers that any of the expenses made by VOTORANTIM do not qualify as Qualified Expenditures, and it shall support its observations in detail. If such term expires and MINERA SOLITARIO has not submitted any observations to the Qualified Expenditures, the Qualified Expenditures submitted by VOTORANTIM for such period shall be deemed approved. However, should MINERA SOLITARIO request in writing that the period for review of a Qualified Expenditures report such request shall be granted for a second period of thirty (30) calendar days.

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It is hereby understood that the Qualified Expenditures corresponding to such periods which have already been subject to review and approval, shall not be subject to further observations.

7.7.4     Upon receipt of MINERA SOLITARIO's observations, VOTORANTIM shall have a fifteen (15) calendar day period to

(a)     Issue a reply in writing thereto giving an explanation of the differences and detailing what observations made by MINERA SOLITARIO are accepted, if any.

(b)     If there remain observations by MINERA SOLTIARIO that are not accepted by VOTORANTIM the latter will propose a time and a place acceptable to both Parties to meet to discuss and resolve any unaccepted observations;

(c)Pay BONGARA a cash amount equal to such amount as is required to complete the relevant Qualified Expenditures for the term stipulated in section 7.3.1, in which case they shall be understood to have been completed. This alternative is only applicable when verifying the Qualified Expenditures described in the report mentioned in section 7.7.2(i) for determining whether VOTORANTIM has completed the minimum investments indicated in section 7.3.1.

It is hereby understood that the above mentioned alternatives are not excluding, and that two or three of them may be concurrently applied to different items.

If within the aforesaid fifteen (15) day term VOTORANTIM does not notify MINERA SOLITARIO in writing as described in paragraphs (a) or (b), it shall be deemed that VOTORANTIM has accepted the observations filed by MINERA SOLITARIO. Therefore, the Qualified Expenditures disputed by MINERA SOLITARIO will not be considered as such for the purposes of determining the amount of the investments effectively made by VOTORANTIM within the term to which those investments correspond.

If, in the case that the differences in the acceptance of Qualified Expenditures cannot be resolved, any Party may call for the submission of the difference to the decision of a consultant firm to be appointed by the mutual consent of the Parties. This decision will be final and binding for the Parties, provided that the fees of the consultant firm will be paid by the Party which position was upheld in a lesser proportion of the Qualified Expenditures under dispute.

7.7.5     If upon verification of the investments described in the reports mentioned in sections 7.7.2 (i), 7.7.2(ii) and 7.7.2(iii), arbitration determines that VOTORANTIM has not completed the Qualified Expenditures which completion is claimed by VOTORANTIM, this company will be entitled to deliver to MINERA SOLITARIO, within a maximum period of thirty (30) calendar days following the date in which the decision is notified, an amount equal to such difference; in which case the Qualified Expenditures which investment was claimed by VOTORANTIM, shall be understood to have been completed. If VOTORANTIM does not make the corresponding payment within the aforesaid thirty (30) days term, it shall be deemed that VOTORANTIM did not complete the Qualified Expenditures that it had included in the reports subject matter of revision by the consultant firm referred to in section 7.7.4 above.

7.8     It shall be understood that VOTORANTIM has complied with the conditions set out in sections 7.3, 7.4 and 7.5, upon the alternative occurrence of any of the following:

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(i)     MINERA SOLITARIO accepts in writing that VOTORANTIM has satisfied them;

(ii)     When through the decision of the consultant firm mentioned in section 7.7.4, it is determined that VOTORANTIM has completed the Qualified Expenditures referred to in section 7.3.; or,

(iii)     If applicable, when VOTORANTIM has paid to MINERA SOLITARIO any deficiency sums for the Qualified Expenditures mentioned in section 7.3 (as defined in section 7.6.5) and 7.5.

Eight:          Events Affecting the Conditions upon which the Feasibility Study was Prepared

Parties expressly agree that if after the delivery of the notice referred to in section 7.3.3, events which are out of VOTORANTIM's control or that qualify as force majeure events in accordance to this Agreement, materially change or affect the conditions or elements foreseen in the Feasibility Study indicated in the same section, VOTORANTIM will not incur any liability or default if deciding not to cause (or to delay) BONGARA to proceed or to continue with the development, construction or initiation of Commercial Production of a mine in the Properties, until the time in which the conditions that were materially changed or affected, are reinstated to their original status, provided that BONGARA diligently reviews the Feasibility Study to determine if the conditions that were materially changed can be mitigated by changing the parameters of the Feasibility Study and, if so, shall modify the Feasibility Study to enable the initiation of construction of the mine.

Nine:          Operations of BONGARA

9.1     Considering that it is the Parties' intention that BONGARA refrain from any activity that could result in any kind of liability for this company or that could affect in any way its legal, economic, and/or financial situation during the term of the Mining Assignment Agreement, MINERA SOLITARIO expressly commits to cause BONGARA to completely suspend its operations and activities during the term of the Mining Assignment Agreement and any extensions of the latter.

Accordingly and during the above mentioned term, MINERA SOLITARIO will only cause BONGARA to comply with the legal obligations to which the latter might be subject to (such as the timely filing of tax returns) and to the compliance of the stipulations contained herein which might result applicable to BONGARA. In addition and during the same term, MINERA SOLITARIO will refrain from, in any way, encumbering or contracting over BONGARA's shares or somehow affecting them.

In this sense, Parties hereby expressly agree that only as from the date in which the Mining Assignment Agreement is terminated, BONGARA will assume control and responsibility over the Properties and the activities undertaken in them. Before that date, VOTORANTIM will continue being in charge and responsible for the activities to be carried in the Properties and the decisions pertaining the same.

9.2     As from the date in which VOTORANTIM has earned-in a 70% interest in BONGARA as a result of MINERA SOLITARIO performing the FIRST and SECOND OBLIGATIONS TO CAPITALIZE, any and all investments and expenses required by BONGARA for:

     conducting further exploration activities;

     the preparation of any additional Feasibility Studies or similar studies;

     funding the construction or development of a mine in the Properties;

     beginning Commercial Production;

     continuing operations and; in general, for

     developing BONGARA's activities;

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shall be borne in a pro rata basis by the Shareholders in accordance with their shareholding interest in BONGARÁ. For these effects, the stipulations contained in clause twelve with regard to the approval and execution of Programs and Budgets will apply.

9.3     Upon the termination of the Mining Assignment Agreement referred to in clause six and as long as VOTORANTIM keeps, at least, a 50% shareholding interest in BONGARA, it shall be the Operator of the Properties. The Operator shall supervise and direct all relevant mining activities developed therein. For such purpose, the Operator shall nominate and appoint the General Manager of BONGARA. The other Party shall vote in accordance to this clause. However, if VOTORANTIM reduces its shareholding interest in BONGARA to less than 50%, the Party that holds a majority interest may, at its option, immediately becomes the Operator.

9.4     The decisions and resolutions of BONGARA's Shareholders' Meeting or Directors' Meetings shall be adopted in accordance to the quorum and majority provisions established in the Peruvian General Corporate Act except as provided for in section 13.1.

Notwithstanding the foregoing, the approval of the amendment of BONGARA's bylaws related to capital increases for the purposes of financing referred in section 9.4.1, and of the encumbrances mentioned in section 9.4.11, will require a quorum of 66% in first call or 60% in second call, and the favorable vote of the absolute majority of the shares issued by BONGARA, at a Shareholders' Meeting; while the issues enumerated in sections 9.4.2, 9.4.3, and 9.4.5 will require a quorum and favorable vote of at least 90% of the shares issued by BONGARA, at a Shareholders Meeting; while the approval of the issues enumerated in sections 9.4.1, 9.4.4, 9.4.6, 9.4.7, 9.4.8, 9.4.9 and 9.4.10 will require a quorum and favorable vote of at least 81% of the shares issued by BONGARA, at a Shareholders Meeting.

9.4.1     Amendments to the bylaws of BONGARA, excluding any amendment related to any increase of BONGARA's capital stock to be implemented for the financing of any of the phases of the mining activities to be carried out in the Properties during their mine life, in which case the approval of such amendment of BONGARA's bylaws shall be subject to and regulated by the provisions of the Peruvian General Companies Act, without being subject to any supermajority or similar provision whatsoever;

9.4.2     Changes in the means of calculation of the shareholding interest of the Parties in BONGARA (dilution provisions);

9.4.3     The amendment or alteration in the rights or conditions attaching to the shares issued by BONGARA;

9.4.4     The approval of BONGARA's policy for the allocation of dividends distribution;

9.4.5     An amendment to the method for appointing BONGARA's Directors, which is hereby agreed to be equivalent to the provisions established for those effects in the Peruvian General Corporate Act, that foresees the representation of minority Shareholders in the Board of Directors, should those Shareholders hold enough shares to be represented subject to the provisions of section 13.1;

9.4.6     The dissolution, fusion, reorganization and liquidation of BONGARA;

9.4.7     Except as permitted in this Agreement (e.g. the allocation of minerals in accordance to clause eighteen), the entering by BONGARA into any transaction or arrangement with any of its Shareholders or with Affiliates or Subsidiaries of the latter; or,

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9.4.8     Engaging in businesses that are not part of the ordinary course of business of BONGARA.

9.4.9     Except as otherwise provided in this Agreement the transfer, cession or encumbrance of the Property.

9.4.10    To make warranties to third parties.

9.4.11    To encumber the Property or property of BONGARA, except as required for obtaining financing or raising capital in connection with BONGARA's activities.

Ten:          Right of first offer

10.1   In the event that a Party wishes to transfer or assign in any way its shares in BONGARA (the "Selling Party"), the Selling Party shall communicate the terms and conditions under which it will be willing to formalize such transfer or assignment to the other Party (the "Non-Selling Party") and grant them a "right of first offer" for a period of forty five (45) days to decide whether they accept to enter into the transfer or assignment under the terms proposed by the Selling Party.

If the Non-Selling Party decides not to enter into the proposed transfer or assignment, the Selling Party shall have a ninety (90) days term to formalize such transfer or assignment in favor of third parties on no less favorable terms than those offered to the Non-Selling Party. If the transfer or assignment is not formalized within such term, the Selling Party will be required to comply again with the procedure set forth in this section.

        The "right of first offer" stipulated in this section shall not be applicable to any transfer or assignment made to an Affiliate or Subsidiary of the Parties.

10.2   The creation of usufructs, pledges (garantías mobiliarias) or any other type of lien or encumbrance over the shares issued by BONGARA, or over any right pertaining to those shares, or the issuance of an irrevocable mandate in favor of another party for it to exercise any of the rights described in this paragraph, will be governed by the provisions contained in this clause ten related to the transfer of shares.

Without prejudice of the above, the Parties are only authorized to encumber its shares in BONGARA for purposes of obtaining the financing for the development and construction or the operating costs of a mine by BONGARA, as provided herein.

10.3   The restrictions to the transfer of shares stipulated in this clause, will not apply to transfer of shares made by the Parties to Affiliates or Subsidiaries. However, before any such transfer is formalized, the Party that intends to perform the same shall obtain from the Affiliate or Subsidiary to which the shares will be transferred, a commitment to unconditionally adhere in writing to the rights and obligations stipulated in this Agreement, thus undertaking the contractual position of the Party that transferred its shares in BONGARA, in the same terms as the latter did, without any limitation.

Since it is the Parties' intention to keep BONGARA's shares under their control or the control of their successors, should that be the case, the Parties hereby agree that during the validity of this Agreement the Affiliate or Subsidiary company acquiring the shares will be required to maintain such condition with respect to the Party that transferred the shares in its favor.

10.4   The Parties hereby declare that the restrictions stipulated in this clause for the transfer of BONGARA's shares, will be included in BONGARA's bylaws. They also declare that the acquisition of BONGARA's shares by its Shareholders in accordance to the right of first offer, will be exercised in a pro rata basis with the participation of each Shareholder in BONGARA's capital stock and in accordance to the number of shares with respect of which any of such rights are being exercised.

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10.5   The Parties hereby agree that as from the moment in which the transfer of BONGARA's shares is formalized, the transferring Party will be exempted from any new obligation that might accrue and be enforceable in accordance to the stipulations contained in this Agreement and that could have resulted from its condition of Shareholder of BONGARA.

Eleven:          Dilution

11.1   If any of the Parties fail to comply with contributing the pro rata portion of the costs and expenses included in the Programs and Budgets approved by BONGARA's Board of Directors, the shareholding in BONGARA's capital of the Party that fails to comply shall be diluted by the application of the following formula to be used to adjust the new shareholding interests:

PA = CA X 100

CT

Where:

     PA is the new shareholding interest of one of the Parties in BONGARA's capital stock.

     CA is the total contribution in Initial Capital plus other subsequent contributions which that Party has made or has deemed to have been made in the Properties.

     CT is the total contribution made or deemed to have been made by both Parties in the Properties.

As soon as practicable after the necessary information is available at the end of each period covered by an adopted Program and Budget, a recalculation of each Party's shareholding interest in BONGARA shall be made in accordance with the preceding formula to adjust, as necessary, the recalculations made at the beginning of such period to reflect actual contributions made by the Parties' during the period. The adjustment of the Parties' shareholding interest shall be effected as soon as practicable (but at least with the periodicity stipulated in section 12.5) using the most tax efficient method taking into account the interests of all of the Parties and BONGARA, provided, however, that if there is any unnecessary payment or contingency of any kind that result for BONGARA or any Party as a consequence of the dilution and subsequent adjustment of BONGARA's shareholding interest, the diluted Party shall assume those payments and contingencies. Except as otherwise provided in this Agreement, a diluting Party shall retain all of its rights and obligations under this Agreement, including the right to participate in future Programs and Budgets at its recalculated shareholding interest.

Likewise, the Parties undertake to vote affirmatively in the BONGARA's Shareholders' Meeting to be held in order to capitalize such sums of money as may be required to evidence the shareholding interest resulting from the application of the dilution formula, as well as to carry out any other act necessary to achieve such goal.

11.3   In the event any of the Parties reduces its shareholding participation in BONGARA's capital stock to less than 10%, such participation will be substituted by a two percent (2%) net smelter royalty (NSR) to be determined and paid in accordance to Annex D herein.

Twelve:          Programs and Budgets

12.1   Once BONGARA has assumed control and responsibility over the Properties as stipulated in section 9.1, the General Manager of BONGARA shall submit for the consideration of BONGARA's Board of Directors the proposal of the Programs and Budgets to be implemented. Except in the case of the Program and Budget for the construction of a mine, subsequent Programs and Budgets should be for maximum terms of twelve (12) months. The above mentioned proposed Programs and Budgets shall describe in reasonable detail the activities to be developed and contain a Budget of the exploration, construction

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or operating costs that are planned to be incurred therein, as the case may be. The General Manager will be entitled to include in the Budget an amount equivalent to up to 10% of the overall amount of the Budget for any possible contingencies.

If within thirty (30) calendar days of presentation of the corresponding construction Program or subsequent Programs to the Board of Directors and due to a deadlock, this corporate body is not able to make a decision on the approval of a given Program and Budget closure plan or any other proposal submitted by the General Manager that is related to the operations of BONGARA, any Shareholder will be entitled to submit an alternate Program and Budget. If such alternate Program and Budget is not approved within thirty days the dispute or disagreement shall be submitted to the binding and final decision of a consultant firm mutually agreed upon by the Parties.

12.2   BONGARA's Board of Directors shall review any proposed Program and Budget and, if it deems it convenient, will approve it introducing all the amendments that it might consider convenient as a result of its review.

12.3   The General Manager shall issue Cash Calls to the Parties according to their shareholding interest in BONGARA in accordance with approved Programs and Budgets.

12.4     The contributions to be made by BONGARA's Shareholders in accordance to this clause, might be effected through capital contributions, loans subject to subsequent capitalization or in any other way determined by the Board of Directors.

12.5   At least once every year and at the time the Annual Shareholders' Meeting is performed, the Shareholders shall agree to increase BONGARA's capital stock in order to adjust their shareholding interests in BONGARA in accordance to the contributions that they had made to BONGARA in the Program and Budget under this Agreement. For these effects, the dilution formula established in section 11.1 and any other applicable stipulations contained herein, shall apply.

12.6   If BONGARA's General Manager suspends or does not complete a Program, the funds that might have been given in advance by the Shareholders for its execution, shall be applied and used for the performance of the next Program and Budget to be approved by the Board of Directors. If the Board of Directors does not approve a Program and Budget within the next calendar year as from the date in which the term of the previous Program and Budget had elapsed, the above mentioned funds will be reimbursed to the Shareholders according to their participation in BONGARA, after covering all the maintenance expenses that BONGARA's Board of Directors might approve.

12.7   If any Shareholder decides not to contribute with the Program approved by the Board of Directors or after doing so fails in providing the corresponding funds within the term established for those effects, its shareholding interest will be, for any and all effects, immediately deemed to be adjusted by the application of the dilution formula set forth in section 11.1, even if the new shareholding interests of the Parties is not immediately reflected in BONGARA's capital stock through a capital increase.

12.8   Without prejudice of what has been established in this clause, if during the execution of any Program, at least 80% of the Budget approved by the Board of Directors is not effectively used, the General Manager shall inform the same to all the Shareholders within a term not exceed from ten (10) business days as from the date of completion of the Program.

Any Shareholder that had decided not to contribute to that Program and that as consequence thereof had been diluted in BONGARA, shall have the option to reimburse to BONGARA within the next twenty (20) business days, its proportional share of the expenses effectively made for covering the Program which approved Budget was spent in less than 80%. The amount so

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reimbursed to BONGARA, shall be applied by BONGARA for future contributions required from the Shareholders that did contribute to the Program. On its turn, it would be deemed that the Shareholder that initially did not contribute to the completed Program has recovered the shareholding interest that it had at the time the Program was approved.

12.9   Notwithstanding other stipulations contained in this Agreement, if in any year with respect of which a Program has not been approved, BONGARA's General Manager is required to incur expenses necessary for maintaining the validity of the Properties, for covering minimum fixed costs, for complying with legal or contractual obligations previously undertaken, or for avoiding environmental or other damages and, in general, for maintaining the facilities of the mine, the General Manager shall propose a Program and Budget to the Board of Directors. The Board of Directors shall approve a Program and Budget that would provide funding to cover such obligations and expenses.

Thirteen:          Board of Directors of BONGARA

13.1   Five (5) members shall compose the Board of Directors, except when the parties' share in BONGARA is 50%, in which case four (4) members shall compose the Board.

As long as MINERA SOLITARIO holds at least a 30% shareholding interest in BONGARA, MINERA SOLITARIO will be entitled to appoint two directors. For these effects, classes of shares will be created in BONGARA in order to entail the shares to be held by MINERA SOLITARIO (i.e. class "B" shares), the appointment of the above mentioned two directors. However, immediately after MINERA SOLITARIO reduces its shareholding interest to less than 30%, the Parties will attend BONGARA's Shareholders' Meeting to vote in favor of the amendment of BONGARA's bylaws in order to eliminate the existence of classes of shares and, therefore, to formalize the elimination of MINERA SOLITARIO's right to appoint two (2) directors.

In addition, it is hereby agreed that during the existence of the right of MINERA SOLITARIO to appoint two (2) directors in BONGARA, for any meeting of the Board of Directors to be installed, it shall be required the attendance of at least a number of the directors nominated by VOTORANTIM equivalent to the number of directors nominated by MINERA SOLITARIO, in order for the respective Board's meeting to have quorum.

As provided in section 9.4, with the quorum restriction described in the preceding paragraph (when applicable) and unless otherwise stipulated in this Agreement, the resolutions of the Board of Directors shall be adopted by simple majority.

13.2   The Board of Directors may remove at its discretion and effective immediately BONGARA's General Manager in the following cases:

13.2.1     Except as provided in section 14.1, if the Party that appointed the General Manager no longer has a majority shareholding interest in BONGARA.

13.2.2     If the General Manager entered into unauthorized arrangements with BONGARA's creditors, or if the General Manager's insolvency was requested by the General Manager itself or by any of its creditors in accordance to the applicable regulations.

13.2.3     If judicial or extrajudicial measures were adopted that significantly affect the General Manager's assets.

13.2.4     If the General Manager acts with willful misconduct or gross negligence or if it breaches the obligations or duties applicable to him under this Agreement, BONGARA's bylaws or applicable law.

13.2.5     For non performance at the sole determination of the Board of Directors.

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13.3    If after the removal or resignation of the General Manager, BONGARÁ's Board of Directors is not able to reach an agreement and pass a resolution appointing a Shareholder or a third party as the new General Manager, the Board of Directors shall evaluate the continuity of BONGARÁ's activities or its potential dissolution and liquidation.

13.4   The Board of Directors shall be called and will carry out its meetings, in accordance to the stipulations provided for those effects in BONGARA's bylaws and the Peruvian Corporate Act, as applicable.

13.5   Subject to the notice and quorum requirements set forth in BONGARA's bylaws, the Board of Directors may hold meetings by telephone conferences in lieu of meetings in person. The Board of Directors may also take actions in writing signed by all members.

13.6   Except as otherwise delegated to the General Manager in clause fourteen or as otherwise provided in this Agreement, the Board of Directors shall have exclusive authority to determine all management matters related to this Agreement.

Fourteen:          General Manager of BONGARA

14.1   With the exception stipulated in the last paragraph of section 14.5, as long as VOTORANTIM keeps at least a 50% shareholding interest in BONGARA, it shall be the operator of the Properties (the "Operator"). The Operator shall supervise and direct all relevant mining activities developed therein. For such purpose, the Operator shall nominate the General Manager of BONGARA. In this sense, the other Party shall vote in BONGARA's Shareholders' Meeting and/or Board of Directors in accordance to this clause; this is, to appoint as General Manager the Operator's nominee. If VOTORANTIM's shareholding interest should decrease to less than 50% then the Party with the largest shareholding interest may, at its option, become the Operator and shall accept its responsibilities accordingly.

14.2   The General Manager can resign at any time by delivering a notice to the Chairman of BONGARA's Board of Directors, with an anticipation of not less than thirty (30) calendar days of the effective date of resignation. In this case, and voting in accordance to the Operator's nomination, the Board of Directors shall appoint the new General Manager and determine the date in which it will begin performing its duties.

The General Manager leaving its post (either because it has resigned or because it has been removed by the Board of Directors) shall provide the new General Manager with all the information, statements of account, documents and registers related to its activities in the Properties and BONGARÁ.

14.3   The General Manager shall be responsible for the management and administration of BONGARA and shall conduct all its activities in a correct, diligent and efficient manner, in accordance with sound standards and practices applicable in the mining industry, social affairs and environmental protection, and substantially abiding by the terms and conditions of the concessions, assignments, licenses, permits, authorizations, contracts and other agreements pertaining to the Properties and/or BONGARA and shall act in the sole interest of BONGARA. The General Manager will work exclusively for BONGARA and perform no other non-BONGARA activities for the Shareholders or third parties. Accordingly, BONGARA's General Manager has the following duties:

(i)    Direct any and all works at the Properties, complying with all applicable laws and regulations, without limitation; provided that for their performance any method that is currently available or that might be developed in the future may be used;

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(ii)   Subject to the stipulations contained in this Agreement, implement the Programs approved by the Board of Directors, for which effects it will use the contributions to be made by the Shareholders;

(iii)   Exercise all the rights that are or might be inherent or usually connected with the activities conducted in connection to the Properties;

(iv)   When required, provide the Board of Directors with reports of the progress of the works conducted, indicating the results obtained and disclosing all the technical information gathered in connection with the works performed under this Agreement; along with an analysis of the expenses incurred in the performance of such works;

(v)   Within twenty (20) calendar days of completion of each Program, provide the Board of Directors with a report describing the works performed during the execution of the Program and the results, conclusions and recommendations obtained as a consequence thereof. Such report shall contain a statement of the condition of the assets of BONGARA including a reporting of reserves and resources prepared in accordance with internationally recognized standards compliant with National Instrument 43-101 or JORC.

(vi)  Keep the Properties free from liens or encumbrances that could be originated as a result of the activities to be developed in them.

(vii)   Allow the Shareholders unrestrictive access to the Properties and to all the records kept by BONGARA, by its own risk and cost. With respect to the above, the General Manager shall cause BONGARA to maintain proper and complete records and accounts of all the expenditures and works made with regard to the Properties, in accordance with accounting principles and standards generally accepted in the mining industry and based upon an internationally recognized generally accepted accounting principles and applicable law. Said records and accounts shall be made available for all of BONGARA's Shareholders review and audit at any time they request them, provided that the costs of any such review or audit will be assumed entirely by the Shareholder requesting it.

Likewise, BONGARA's General Manager shall allow the Shareholders to inspect the Properties at their own risk and account and abiding by reasonable safety standards, to the extent deemed reasonable, on the understanding that the Shareholder conducting such inspection does not interfere excessively with the activities of BONGARA.

(viii)  Make timely and full payment of the Validity Fees of the Properties, provided that compliance with this obligation shall be made not less than fifteen (15) calendar days in advance to the date on which under the laws in force at that time, the payment of Validity Fees shall be made.

(ix)   Supervise the work of the persons designated for trading the mineral products extracted from the Properties.

(x)   Provide Shareholders' Directors or a designated representative to be designated by SOLITARIO before VOTORANTIM, access to: authorised agents, advisors, representatives, counsel, accountants and independent contractors of BONGARA in coordination with the General Manager of BONGARA.

14.4     The General Manager will be entitled to hire independent contractors or professionals to perform the activities required for fulfilling BONGARA's corporate purpose, provided that in all cases the hiring of such contractors and professionals shall be made in accordance to the prevailing market conditions. The General Manager shall not act in representation of any of the Shareholders nor will undertake individual commitments in favor of any one of them, unless permitted by this Agreement or agreed in writing by the Parties.

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14.5     As from the date in which BONGARA assumes control and responsibility over the properties in accordance to section 9.1, BONGARA's General Manager shall prepare and submit to BONGARA's Board of Directors, at least on an annual basis and no later than thirty (30) calendar days before the completion of the previous Program, the corresponding Programs and Budgets and a provisional Cash Call schedule for the following period, provided that the Board of Directors shall review and vote on the proposed Program and Budget within thirty (30) calendar days of presentation of the same to it. The Board of Directors will approve what will be finally executed.

BONGARA's General Manager will prepare a revised Cash Call schedule based upon the approved Program and Budget and will execute said Programs and Budgets. Unless provided otherwise in this document, upon approval of the annual Programs and Budgets, the Shareholders shall have a thirty (30) calendar day term to inform BONGARA of its decision to contribute or not to the corresponding Program. The General Manager shall prepare and deliver Cash Calls to the Shareholders according to the Cash Call schedule or as amended to accommodate an amended Program and Budget approved by the Board of Directors.

In case any Shareholder could not, or decides not to, contribute with the pro rata share of the costs and expenses corresponding to said Party according to the Programs and Budgets approved by the Board of Directors, the dilution procedure established in section 11.1 will apply. If the diluting Party had appointed the General Manager, such General Manager will have deemed to have resigned its post and the other Shareholder will be entitled to appoint the new General Manager.

14.6     BONGARA's General Manager shall not be liable to a Shareholder for any action or inaction resulting in damages, losses, expenses, penalties or fines, except if it is due to willful misconduct or gross negligence by the General Manager. No default by the General Manager of its obligations shall be deemed to have occurred hereunder, if compliance therewith is rendered impossible owing to failure by the Shareholder to perform acts required by this Agreement.

According to the above, BONGARA will indemnify and hold harmless the General Manager for any damages that the latter might suffer or liabilities of any nature that could be imputed against him by third parties, as a result of the acts performed or not performed in fulfillment of its duties as General Manager, unless such damages or liabilities have been caused or generated as a consequence of the willful misconduct or gross negligence of the General Manager.

Fifteen:          Financing

15.1     Despite that fact that Parties are obliged to contribute on a pro-rata basis in their participation in BONGARA's capital stock as provided in section 9.2, during the forty eight (48) months following the date upon which VOTORANTIM earns a 70% interest in BONGARA, the Parties agree that, if so requested in writing by MINERA SOLITARIO within the ten (10) calendar days following approval by the Board of Directors of an Initial Program and Budget for construction of a mine, MINERA SOLITARIO's share of the costs and expenses, in proportion to 30% of BONGARA's expenditures necessary to develop and/or construct a mine in the Properties and begin commercial production, will be financed by VOTORANTIM by providing a non-recourse loan to MINERA SOLITARIO if the latter accepts the offer to be submitted by VOTORANTIM for providing such loan.

Upon receipt by MINERA SOLITARIO from VOTORANTIM the terms under which such loan shall be offered, MINERA SOLITARIO shall have a period of thirty (30) days to notify VOTORANTIM if the terms are acceptable and the parties to the loan agreement shall finalize such financing, time being of the

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essence. If MINERA SOLITARIO does not accept the terms proposed by VOTORANTIM for providing the loan, VOTORANTIM will have no further obligation to provide the financing requested by MINERA SOLITARIO.

For greater clarity, such loan provision shall apply to but not be limited to the capital investments required for construction of the mine, purchase of equipment and construction of facilities necessary for mining and processing, construction of access to the mine and for Programs to optimize or expand such Programs for the purpose of increasing mine or processing activities or to comply with requirements of governmental agencies related to environmental or social Programs related thereto. It is further understood that the sustaining capital required for ongoing mining activities subsequent to construction of the mine at full capacity and for the normal course of business is specifically excluded from this commitment to finance MINERA SOLITARIO undertaken in this section by VOTORANTIM.

If so required at any time by VOTORANTIM, MINERA SOLITARIO will be obliged to grant any security deemed necessary or convenient by VOTORANTIM over the shares that MINERA SOLITARIO might directly or indirectly hold or control in BONGARA, in order to guarantee any and all the obligations that MINERA SOLITARIO will assume under the loan.

Such loan will accrue on the same schedule and at the same interest rates paid or that would have been paid by VOTORANTIM for the funding of its debt portion of the capital needed for the construction of the mine, provided that such interest rate shall not exceed the prevailing market rates for similar loans.

A loan provided by VOTORANTIM for financing will be paid back by MINERA SOLITARIO from 50% of the dividends or net proceeds from the sale of product (deducting shipping and other post-production costs) that it is entitled to receive from commercial production of the Properties, until the loan and accrued interests are paid for in full. MINERA SOLITARIO shall have the right to accelerate pay back of any such loan provided by VOTORANTIM and accrued interests without pre-payment penalty. In the event such proceeds cease, MINERA SOLITARIO shall not be required to repay such loans until such proceeds again become available.

If a third party lender so requires as part of the terms of the loan, VOTORANTIM shall provide a completion guarantee to the lender and shall provide such guarantee on behalf of Solitario.

15.2     Only and exclusively for the purpose of guaranteeing the loans that might allow them to make the contributions required for the capital investments in the Properties, BONGARA's Shareholders are entitled to pledge (garantía mobiliaria) or encumber in any other way their shares in BONGARA as long as the beneficiary of such securities is a bank or financial entity that had obliged itself before the other Shareholders to:

(a)     Not foreclose the lien or encumbrance without observing the stipulations contained herein, to which the security so granted will be subject to;

(b)     The judicial or extrajudicial foreclosure of the security by the bank or financial entity will be limited to the sale of the entire group of shares affected with the security to the other Shareholders of BONGARÁ or, if the latter were not interested in making such acquisition, to the sale of the shares through a public auction to be performed after notifying all other BONGARÁ's Shareholders with an anticipation of thirty (30) calendar days, as long as, as condition for the sale, the acquirer obliges in advance, in a manner that is satisfactory to the legal advisor to the Party that had appointed BONGARÁ's General Manager, to:

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(i)      undertake all the obligations related to this Agreement that corresponded to the Shareholders which shares are transferred in an auction; and,

(ii)      be bound by the terms and conditions of this Agreement.

15.3     In the event BONGARA's Board of Directors approved the financing of the construction of a mine under the concept of "project finance" with banks or other financial entities, each shareholder will pledge (garantia mobiliaria) its shares in BONGARA or encumber them in the way required for satisfying the terms and conditions of the financing. The granting of a pledge over BONGARA's shares for formalizing a "project finance", shall have preference over any other kind of security that the shareholders might grant in accordance to section 15.2 above.

Sixteen:           Construction of a Mine and Operation

16.1   Subject to the provisions contained in clause eight, the General Manager of BONGARA shall implement the construction of the mine in accordance to the Feasibility Study and to the Programs and Budgets approved by the Board of Directors. During the construction phase, the Board of Directors may introduce and approve any amendments that it deems necessary to complete the Programs and Budgets previously approved.

16.2   The General Manager of BONGARA shall set the schedule in which the construction of the mine shall be completed and the date as from which the operations of the mine shall be conducted in accordance to the approved Program and Budget of operations.

16.3   Before the date of completion of the construction of the mine, the General Manager shall propose to the Board of Directors the first annual Program and Budget of operations that shall provide for the operation of the mine until the end of the calendar year during which construction will have been completed. Subsequently and before November 15 of each subsequent year, the General Manager shall propose the annual Program and Budget of operations for the following calendar year. Each proposed annual Program and Budget of operations shall contemplate the following:

(a)     The details of the exploration, development and production activities which are expected to be performed during the period;

(b)     A detailed estimate of the exploration, development, production and sales and general administrative (SG&A) costs plus an additional and reasonable amount for contingencies;

(c)     An estimate of the quantity and quality of the ore that will be mined, and of the ore concentrates to be produced and an accounting of the reserves and resources contained on the Property in accordance with internationally recognized standards compliant with National Instrument 43-101 or JORC

(d)     An estimate of the sustaining capital and new capital investment needed to maintain or improve the production and operational standards.

(e)     Any other aspects that might be reasonably necessary to include in order to explain the results that are expected to be obtained with the execution of the annual plan of operations.

16.4   The Board of Directors shall approve the annual Program and Budget with the amendments that it deems convenient, before December 1 of the year previous to the one with respect of which the plan has been approved.

16.5   Notwithstanding any other stipulation contained in this Agreement, if in a given year a Program and Budget is not approved and BONGARA is required to incur expenses necessary for maintaining the validity of the Properties, for covering fixed costs or for complying with legal or contractual obligations previously undertaken, or for avoiding environmental or other damages and, in general for maintaining the facilities of the mine, the Board of Directors shall approve a Program and Budget that should sufficiently cover such obligations and expenses until the next Program and Budget is approved or until BONGARA's

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Shareholders' Meeting adopt the decisions necessary for BONGARA to continue fulfilling its corporate purpose.

Seventeen:          Suspension and Termination of Operations

17.1   At any time BONGARA's General Manager may recommend to the Board of Directors to suspend operations. Such recommendation shall be presented along with the plan proposed for maintaining the infrastructure and facilities of the mine and the assets of BONGARA during the term in which the operations will be suspended. If the Board of Directors approves the recommendation in accordance with the provisions of section 9.4, the operations will be suspended and the Shareholders obliged to make the contributions necessary for financing the maintenance plan.

17.2   BONGARA's General Manager may at any time recommend to the Board of Directors the definite termination of operations. The recommendation shall be presented along with a plan and budget for implementing the closure of the mine, without prejudice of the closure plan that BONGARA had filed in compliance with Law 28090 or any other norm that complements or substitutes the latter, including reasonable detail of the activities to be developed during the closure and reclamation of the area in accordance to applicable regulations.

17.3   The Board of Directors may approve, introducing all the amendments that it might deem convenient, the definite conclusion of the operations and the closure plan proposed by the General Manager. If the Board of Directors approves the closure plan in accordance with section 9.4, the General Manager shall:

(a)     Implement the mine closure plan. The Shareholders will be obliged to pay the costs required for implementing such plan, in a pro rata basis to their shareholding interests in BONGARA;

(b)     Withdraw, sell or dispose of the assets that might be disposed in a manner most advantageous for BONGARA as well as those other assets for which disposal is required in order to comply with environmental and other applicable regulations;

(c)     Sell, abandon or dispose the Properties, as it may correspond and in accordance with clause 19.

When adopting any decision related to the acts referred to in paragraphs (b) and (c) above, any applicable provisions in the applicable law or BONGARA's bylaws with respect to the matters that should be decided by BONGARA's Shareholders' Meetings bylaws, shall be observed.

17.4   If the Board of Directors does not approve the closure plan, the General Manager shall continue executing the maintenance plan approved according to the provisions contained in this clause.

Eighteen:          Allocation of Minerals

18.1   The sale of any mineral products by BONGARA shall be done under competitive terms on the open market. Notwithstanding the above, the Shareholders will individually have the right to request BONGARA to directly sell to them, under a long term contract, a portion or all the minerals produced by the mine that is equivalent to their shareholding interest in BONGARA.

For those effects, it is hereby agreed that any long term contract for the sale of minerals by BONGARA, shall conform to the following guidelines:

(i)    BONGARA and any potential buyer of concentrates (the "Buyer") shall negotiate in good faith and with the intent to reach agreement, for which effects they will be consistent with the then prevailing international market terms applicable for the delivery of mineral concentrates with similar product characteristics for respective contractual periods, between mines and custom smelters on an arm's length basis.

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International market terms for concentrate (benchmark) shall mean transactions between major mines and custom smelters located in Japan, Korea, Oceania, North America, South America and Western Europe. After the first calendar year during which initial shipments from the mine are made, all terms for long term contracts shall conform to the calendar year (the "Year") and shall be negotiated for shipments during such Year.

(ii)   If terms are not agreed upon between BONGARA and the Buyer by the commencement of Commercial Production, then deliveries shall start at a normal rate and shall be provisionally accounted at the economic terms published by CRU (Commodities Research Unit) and Brook Hunt as the then prevailing "benchmark" for zinc for the preceding or current calendar year, as the case may be, subject to final adjustment as soon as the final terms for the contractual Year of reference are known or as otherwise described earlier in this clause.

(iii)   If terms are not agreed upon between BONGARA and the Buyer by the end of the customary annual negotiating period under a long term contract, then deliveries shall continue at a normal rate and shall be provisionally accounted at the economic terms applicable to the preceding Year, subject to final adjustment as soon as the final terms for the contractual Year of reference are known.

(iv)   Should BONGARA and the Buyer not have reached agreement for annual terms under a long term contract by the time shipments commence, and if BONGARA has agreed to terms with any of BONGARA's other customers, then those terms shall be used provisionally until terms are agreed between BONGARA and the Buyer.

(v)   Should the negotiations to finalize the terms in any given Year be delayed beyond March 31 of any Year, either Shareholder may request a further revision of the provisional terms so that they more accurately reflect the then prevailing benchmark discussions.

(vi)   Should a benchmark agreement not be reached between the major mines and smelters referred to above, BONGARA and the Buyer shall, nevertheless, make their best efforts to reach an agreement on terms reflecting the best possible information available on market conditions.

(vii)  Should BONGARA and the Buyer be unable to reach agreement, then the matter may be referred to arbitration as per clause 30.

18.2   Before the minerals are sold or delivered, the General Manager will cause the weighing or calculation of the volume of the minerals, by taking samples and making assays and tests in accordance to standard mining and metallurgical practices. The General Manager shall keep a record of the weights obtained and calculations made, as the case may be, and of the results of the assays and tests performed. The Shareholders shall individually have the right to take their own samples and make their own calculations relating to weights in order to confirm the grade and quantity of product subject of their interest.

18.3   The Shareholders are entitled to dispose or in any way enter into transactions with respect to the minerals produced by the mine to which they have allocation rights as agreed to in this clause, as from the date in which such minerals are put at their disposal as a result of the Shareholders having exercised the right granted to them under section 18.1. Title over the minerals will be acquired by Shareholders as from the date established for those effects in the corresponding purchase or supply agreement executed with BONGARA

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Nineteen:          Abandonment of Properties

19.1   If during the term prior to the FIRST OBLIGATION TO CAPITALIZE, VOTORANTIM decides to abandon or release any of the mining rights making up the Properties, it shall notify of its decision to the other Party with an anticipation of thirty (30) calendar days, provided that then such mining right shall be excluded from the scope of this instrument. Likewise, the Mining Assignment Agreement provided for in the clause six, shall be automatically terminated with respect to the abandoned or released Property.

The Parties hereby expressly agree that in case of the event provided in the foregoing paragraph, VOTORANTIM shall return to BONGARA or at Solitario's option, to Solitario the possession of said Property and shall provide to such company any and all information and/or documents that may have been prepared and/or obtained as consequence of the activities performed in such Property.

For the purposes of this section, it shall be understood that VOTORANTIM has abandoned the Property as from the time in which it evidences, at the satisfaction of MINERA SOLITARIO, that the Property is in force, free from any charge or lien, and with all taxes, rights, Validity Fees duly paid, without having deferred or omitted payment of the Validity Fees or applicable penalties even in one year.

VOTORANTIM shall have the right to remove from the abandoned Property, facilities, equipment, machinery, tools, appliances and any other property of its own or belonging to contractors, within three (3) months as from the time when such Property was abandoned, otherwise, they shall remain in favor of BONGARA, without any cost for the latter.

19.2   If after BONGARA has assumed control and responsibility over the Properties in accordance to section 9.1, BONGARA's General Manager intends to abandon any of the mining rights making up the Property, it must give written notice on its decision to the Party that had not nominated its appointment as General Manager, and such other Party may elect that said Property be transferred to it.

Under the assumption that the Party that has not nominated BONGARA's General Manager elects not to acquire the Property or does not reply to the General Manager on the decision within thirty (30) calendar days following the receipt of the notice delivered by the General Manager according to the foregoing paragraph, it is expressly provided that BONGARA may abandon said Property, which will be, as from that time, beyond the scope of this Agreement.

19.3   Should the non-operating Party elect that the Property be transferred to such Party, then, the General Manager must make sure that said Property is in full force and effect and free from any charge or lien, and that all taxes, rights, fees that may result applicable are paid during the following six (6) months, without having deferred or omitted payment of the Validity Fees or applicable penalties even in one year.

For the purposes of section 19.2 and this section 19.3, it shall be understood that BONGARA has abandoned the Property as from the time when it evidences, at the satisfaction of the non-operating Party, that the Property is in force, free from any charge or lien and with all taxes and fees duly paid.

19.4   It is expressly agreed that the definition of Property contained in section 1.8 shall be amended as to not to include the mining rights involved in the Property subject to abandonment or transfer referred to in this clause.

19.5   The Parties expressly agree that neither of them may establish nor acquire, whether directly or indirectly or otherwise, mining rights or interests in the areas that would have been made subject to abandonment in accordance with this clause, for a twelve (12) month term as from the date in which the abandonment was effective. The definition of "mining properties", "mining

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rights" or "Property" used in this clause comprise any surface right, water right, license, permit, authorization or any other kind of right or authorization that may have any relationship, whether directly or indirectly, to the Properties or the areas mentioned above.

19.6   The abandonment of Properties under this clause does not release the Parties from their Continuing Obligations in respect of the abandoned Properties.

Twenty:          Acquisition of mining properties

20.1   The Parties expressly agree that during the validity of this Agreement, neither of them may establish or acquire in any manner whatsoever any mining property or interest within the Area of Interest, unless prior written consent is given by the other Party, in which case the corresponding property will be acquired and/or filed in the name and for the benefit of BONGARA or transferred to BONGARA at cost. This restriction is applicable to any surface right, water right, license, permit, authorization or any other that may have any direct or indirect relationship with the Area of Interest and/or the Properties.

For purposes of this clause, the definition of "mining properties" comprises any and all surface rights, water rights, licenses, permits, authorizations or any other kind right or authorization granted, obtained or acquired within the Area of Interest, with no limitation.

20.2   After BONGARA has assumed control and responsibility over the Properties in accordance to section 9.1, BONGARA's Board of Directors may decide on the convenience of acquiring a mining property within the Area of Interest. Upon adopting such decision, BONGARA's General Manager shall make its best efforts to acquire the right, title or interest that may correspond to the said mining claim (the "New Property"), which will be subject to the actions adopted by the Board of Directors.

Once the General Manager acquires the New Property for BONGARA, the same shall be understood as a Property and shall be subject to the terms and conditions of this Agreement.

20.3   It is hereby established that the provisions contained in this clause are not applicable to any mining properties that the Parties or any Affiliate or Subsidiary of the latter, might under any title have within the Area of Interest prior to the execution of this Agreement or the Area of Interest as so amended as of the date of the amendment.

Twenty one:          Indemnity

21.1   VOTORANTIM shall indemnify and save harmless MINERA SOLITARIO as to any liability for or on the account of any injury or loss to persons or property which results from any act or omission directly attributable to VOTORANTIM respecting the Properties.

On its turn, MINERA SOLITARIO shall indemnify and save harmless VOTORANTIM as to any liability for or on the account of any injury or loss to persons or property which results from any act or omission directly attributable to MINERA SOLITARIO respecting the Properties.

21.2   BONGARA shall indemnify and save harmless its officers, General Manager and Directors as to any liability for or on the account of any injury or loss to persons or property which results from any act or omission attributable to BONGARÁ's activities, except for gross negligence or wilful misconduct of such officers, General Manager or Directors.

Twenty two:          Termination

This Agreement shall be terminated in the following cases:

22.1   Pursuant to the provisions established in this section, VOTORANTIM shall at any time prior to earning a shareholding interest in BONGARA have the right to unilaterally and without cause and without any further investment or payment obligations to MINERA SOLITARIO accrued or not (except for the firm obligation to complete the investment indicated in section 7.3.1 or paying any

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balance directly to MINERA SOLITARIO), terminate this Agreement through the delivery of notarized notice to MINERA SOLITARIO, provided that such termination shall be effective thirty (30) calendar days after receipt of said notice by MINERA SOLITARIO. Such unilateral withdrawal shall, however, not release VOTORANTIM from any Continuing Obligations in relation to the Properties or to this Agreement.

Upon exercising this unilateral termination, VOTORANTIM shall not recover the amounts invested, spent and/or paid until the effective date of termination in connection with this Agreement and/or the compliance with its obligations hereunder, provided that VOTORANTIM shall have paid all the Validity Fees of the Properties in accordance to section 6.7.3.

In addition, the following provisions will apply in case of termination of this Agreement:

(i)     Should termination occur prior to the performance of the FIRST OBLIGATION TO CAPITALIZE, VOTORANTIM shall be irrevocably obligated to return to MINERA SOLITARIO or BONGARA at the discretion of MINERA SOLITARIO, the possession of the Properties in force and free from any charge, encumbrance or lien, without limitation.

VOTORANTIM shall have the right to remove from the abandoned Property, the facilities, equipment, machinery, tools, appliances and any other property of its own or belonging to contractors, within three (3) months as from the time when such Property was abandoned, otherwise, they shall remain in favor of BONGARA, without any cost for the latter.

(ii)     Should termination occur prior to the performance of the FIRST OBLIGATION TO CAPITALIZE, VOTORANTIM will deliver to MINERA SOLITARIO copy of any and all the information, results and/or documents including all interpretive reports containing conclusions and recommendations that VOTORANTIM might have obtained, prepared or gathered in connection with the Properties.

(iii)     If termination occurs at any time after MINERA SOLITARIO performs the FIRST OBLIGATION TO CAPITALIZE, the provisions contained herein related to BONGARA's operation and the relationship between the Parties related to the activities to be carried out by BONGARA in the Properties, and BONGARA's operation, shall remain in force and enforceable except as provided for in section 22.5 .

22.2   In addition to any specific cause of default stipulated in this document, any of the Parties may terminate this Agreement due to the material default of the other Party of complying with any of its obligations hereunder.

If a Party believes that there is default on the part of the other Party the non-defaulting Party shall require the other Party, through the delivery of a notarized notice, to remedy such default within a maximum thirty (30) days term. If the Party alleged to have defaulted fails to remedy such default or to respond to the allegation of default within such term then the defaulting Party shall be deemed to have defaulted and this Agreement shall be automatically terminated, without need of any further formality or declaration, provided that the non-defaulting Party will be entitled to demand the defaulting Party payment of the compensation for the damages that its default might have caused. Notwithstanding the above mentioned thirty (30) calendar day period for curing default, if a Party declares in writing that it has not defaulted or has cured the default and the non-defaulting Party does not agree in writing, then the non-defaulting Party shall have recourse to invoke the provisions of clause thirty, arbitration, within a thirty (30) calendar day term following the notice in which it notified the defaulting Party that it does not agree with it having not defaulted or with curing its default. If such invocation is not delivered in writing by the non-

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defaulting Party within the aforementioned thirty (30) calendar days term, then it shall be deemed that no default occurred or that such default has been cured to the satisfaction of the non-defaulting Party.

Notwithstanding the termination of this Agreement, the Parties shall keep, as the case may be, the rights they would have acquired until the time of termination in the capital stock of BONGARA

22.3   The Parties agree that in case of termination of this Agreement, regardless of the cause, the Mining Assignment Agreement referred to in clause six shall be automatically terminated, without need of any further formality or declaration whatsoever.

22.4   If termination of this Agreement by VOTORANTIM occurs before MINERA SOLITARIO performs the FIRST OBLIGATION TO CAPITALIZE then VOTORANTIM shall fulfill any Continuing Obligations that remain subsequent to the date of termination. If termination occurs after the FIRST OBLIGATION TO CAPITALIZE as a result of a Party no longer retaining a shareholding interest in BONGARA then any proportionate liabilities that constitute Continuing Liabilities that accrued to the Party prior to the forfeiture of its shareholding interest shall survive.

22.5   At any time after the FIRST OBLIGATION TO CAPITALIZE, if any Party forfeits it shareholding interest in accordance with section 11.3 it shall no longer be a Party to this Agreement. However, it is hereby agreed that even in that case, the stipulations applicable to the payment of the NSR royalty that might be payable at that time by BONGARA, as well as other provisions applicable for governing the Parties' relationship with respect to such royalty, the enforceability of the Continuing Obligations, dispute resolution provisions or other, will subsist and apply mutatis mutandis.

Twenty three:          Access to Information

The Operator shall provide other Parties, when requested, with access to all the information acquired during the effective term of this Agreement and regarding any of the stages or phases of performance, as well as the right to examine and copy such information, including, inter alia, maps, drill logs, drill cores, reports, surveys, assays, analyses, production reports and operations records, and all technical, accounting and financial records.

Twenty four:          Confidentiality and Press Releases

24.1   All data, reports, records and other information of any kind developed or acquired by any Party in connection with this Agreement, shall be treated by the Parties as confidential (hereinafter referred to as the "Confidential Information"), and no Party shall reveal such Confidential Information to third parties without the prior written consent of the other Party. Confidential Information that is available or that becomes available in the public domain, other than through a breach of this provision by a Party, shall no longer be treated as Confidential Information.

24.2   The foregoing restrictions shall not apply to the disclosure of Confidential Information to any Affiliate or Subsidiary, to any public or private financing agency or institution, to any contractors or subcontractors which the Parties may request and to employees and consultants of the Parties, or to any third party to which a Party intends to transfer, sell, assign, or encumber its position in this Agreement or shares in BONGARA; understanding further that in such case, only such Confidential Information that such third party shall have a legitimate need to know, shall be disclosed, and the person to whom such disclosure is made shall first undertake in writing to protect the confidential nature of such information, at least to the same extent as the Parties are obliged under this clause.

24.3   In the event that one of the Parties is required to disclose Confidential Information to any government, court, agency or department thereof, or to any stock exchange, to the extent required by applicable law, rule or regulation, or in response to a legitimate request for such Confidential Information, the Party so required shall immediately notify the other Party hereto of such requirement and the terms thereof, and the proposed form and content of the disclosure, prior to such submission. The other Party shall have the right to review and comment upon the form and content of the disclosure and to object to such disclosure before the court, agency, stock exchange or department concerned, and to seek confidential treatment of any Confidential Information to be disclosed on such terms as such Party shall, in its sole discretion, determine.

24.4   The provisions of this clause apply to both Parties during the term of this Agreement and shall continue to apply for a period of two (2) years after termination hereof. Likewise, in case any of the Parties surrenders, assigns, transfers or otherwise disposes of its position in this Agreement or its interest in BONGARA, the provisions set out in this clause shall apply to it during a period of two (2) years counted from the date of such surrender, assignment, transfer or disposition. However, if the termination of this Agreement takes place due to the default or voluntary decision of one of the Parties to withdraw, the other Party shall be released from the confidentiality obligation and may use the confidential information to offer or negotiate with a third party any rights, assets or issues related to the project.

24.5   Unless required by any governmental entity or stock exchange, none of the Parties shall issue any press release relating to the Properties or this Agreement, except upon giving the other Party three (3) days' advance written notice of the content thereof, and the Party proposing such press release shall make any reasonable changes to such proposed press release as such changes may be timely requested by other Party. The Party proposing the press release may include therein, without notice to the other Party, any information previously reported by the Party proposing the press release. None of the Parties shall, without the consent of the other Party, issue any press release that implies or infers that the other Party endorses or shares with the issuing Party the statements contained in the press release issued by it.

Twenty five:          Force Majeure

If any Party is hindered or prevented from performance of the terms or provisions of this Agreement, other than the payment of monies, by reason of any force majeure or act of God beyond the control of the Party, whether foreseeable or not, including without limitation law or regulation, inability or delay in obtaining any license, permit, or other authorization that may be required to conduct operations, weather, war, civil insurrection, labour disputes, acts of government, surface owner disputes, injunction prohibiting access to the Properties or like causes not subject to the Party's control, whether created by statute or otherwise, the time for the performance thereof of all obligations, except for governmental obligations required to maintain the Properties, shall be extended for a period equal to the period of the force majeure, provided such Party gives notice of the force majeure and diligently seeks to eliminate the force majeure and resume performance as soon as feasible thereafter. Immediately upon the cessation of force majeure the affected Party shall notify the other Parties in writing and shall take steps to recommence and or continue the performance that was suspended as soon as reasonably possible.

Twenty six:          Notices

26.1   Any notice, instruction or other instrument that may be sent in accordance with this Agreement shall be made in writing and, if delivered, shall be deemed to be sent and received on such date as it is delivered. If sent by mail, it shall be deemed as given and delivered on the seventh (7th) business day following the date of remittance by mail, except in case of interruption of mail service, in

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which case the notice shall be deemed to be received when actually received. If sent by telegram, telex, telecommunication or other similar form of communication ("Telecommunication") during normal business hours (9:00a.m to 5:00p.m - local time in the place of receipt ), it shall be deemed to be sent or received the same day it is sent, or in case of any Telecommunication sent beyond normal business hours, the next business day.

In each case, notices shall be sent to the following addresses:

i.       If MINERA SOLITARIO:

Attn: Antonio Crovetto, General Manager, Walter Hunt
El Bucare 573, Camacho, La Molina
Lima, Peru
Telephone (51-1) 341 0660
Fax: (51-1) 435 5278

With copy to:
c/o Solitario Resources Corporation
Attn: Chris Herald, Walter Hunt
4251 Kipling St, Suite 390
Wheat Ridge, CO 80033, USA
Telephone: (303) 534 1030
Fax: (303) 534 1809

ii.      If VOTORANTIM:

VOTORANTIM METAIS - CAJAMARQUILLA S.A.

Attn: José Montoya Stahl
Gerente de Nuevos Negocios
E-mail: jose.montoya@vmetais.com.pe
Address: Paz SoldAn 170 of # 501, San Isidro, Lima 27, Peru
Phones: (51-1) 440- 1860; (51-1) 440-1870

26.2   At any time, any of the Parties may give written notice to the other on any change of address of the Party giving such notice; the address shall be deemed to be changed as from the time of receipt of said notice; then, as from that time, the address specified in the notice shall be deemed to be the address of said Party for the purposes of this Agreement.

26.3   Any and all payments that must be made by virtue of this Agreement shall be deemed to be properly made if made to the address that according to this clause corresponds to the Party receiving the payment, unless said Party gives written notice of a different address where payments should be made.

Twenty seven:          Severability

If any provision, agreement, condition or covenant in this Agreement, or the enforcement thereof by any of the Parties or under circumstance is null, the remainder of this Agreement and the enforceability of said provision to Parties or circumstances other than those causing it to be null, shall not be affected thereby, and each provision, agreement, condition or covenant of this Agreement shall be valid and enforced to the extent permitted by law, providing that said enforceable provision shall be restricted, limited or eliminated only to the extent necessary to avoid such nullity in relation to the applicable law as it would then be applied, and the Parties may adopt any and all actions required to cause such null provision to be valid and enforceable, or, alternatively, to reach an agreement in relation to said null provision whereby each of the Party receives, as far as possible, substantially the same benefits and obligations based on valid provisions, provided that the Agreement is not enforced in a form that materially affects the commercial agreement between the Parties.

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Twenty eight:          Assignment of Contractual Position

Without prejudice of the stipulations contained in clause ten, the Parties may not assign their contractual position and/or their rights and/or obligations under this Agreement without the express consent of the other Party, when such third party is an Affiliate or a Subsidiary of any of the Parties, provided, however, that the assignee or Party undertaking said rights and/or obligations also acquires the interest of the corresponding Party in BONGARA.

The assignment of the Party's contractual position and/or rights and obligations under this Agreement to third parties that are not Affiliates or Subsidiaries of any of the Parties, shall require the prior written consent of the other Party, the same that shall not be unreasonably withheld.

Twenty nine:          Additional documents and other provisions

29.1   The Parties undertake to act in good faith and diligently to execute any and all private and/or public documents that may be necessary or convenient to enforce this Agreement.

29.2   This document supersedes any agreement or other document that the Parties or its Affiliates or Subsidiaries may have previously entered into and/or executed in relation to the Properties, including the Letter of Agreement, as from the execution of this Agreement, this Agreement shall be the single document ruling the relationship between the Parties as far as the Properties are concerned. If any other agreement or document entered into by the Parties contradicts terms contained in this Agreement, then the provisions of this Agreement and its amendments shall prevail.

29.3   The rights, duties, and obligations of the Parties hereunder shall be several and not joint or collective. Each Party shall be responsible only for its share of the costs and expenses as provided herein. It is expressly agreed that except for the incorporation of BONGARA and the terms specifically provided herein, it is not the purpose or intent of this Agreement, nor shall the same be construed as creating any mining, commercial or other partnership or the incorporation of a company. Each Party shall remain a separate and independent company with its own legal identity. This Agreement shall not be construed to provide for any joint marketing of ores, concentrates, or other substances produced from the Properties or to create any fiduciary relationship between the Parties.

29.4   The expenditures resulting from the execution of the public deed originating from this deed shall be borne by VOTORANTIM, including fees for registration in the Public Registry.

29.5   All references to a clause or section or contained in this Agreement, make reference to the relevant clause or section of this Agreement. References to a clause contained in this Agreement, shall include all sections within such clause, and references to a section shall include all paragraphs within such section.

Unless the context requires an interpretation on the contrary, the plural shall import the singular and vice versa; and the masculine the feminine and vice versa.

29.6   The amounts preceded by the "$" symbol or accompanied by the term "American Dollars" are expressed in Dollars of the United States of America.

29.7   It is hereby agreed by the Parties that the creation and existence of classes of shares in BONGARA, will not affect in any way or diminish VOTORANTIM's rights under this Agreement, nor will benefit MINERA SOLITARIO in any way not expressly provided herein. Therefore, MINERA SOLITARIO hereby declares and commits that for VOTORANTIM to effectively earn-in its interests in BONGARA as provided herein and in any issuance or transfer of the latter's shares, a sufficient number of shares will be issued and/or transferred to VOTORANTIM (irrespective of their class) in order to allow the latter to fully exercise absolutely all the rights that VOTORANTIM will at that time be entitled

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to exercise in accordance to this Agreement, including, but not limited to, the exercise of as many voting rights in BONGARA's corporate bodies, as shares VOTORANTIM might hold in such company's capital stock.

Thirty:          Applicable law and arbitration

30.1   This Agreement, as well as the rights and obligations of the Parties hereunder, shall be governed by the laws of the Republic of Peru.

Any dispute that may arise between the Parties in relation to this Agreement related to its interpretation and/or execution, including those related to the nullity or validity thereof, the compliance or non-compliance of the Parties in respect of the obligations contained herein, that may not be resolved directly through negotiation by the Parties, shall be settled at the request of any Party by arbitration of law. The Arbitration Court shall be composed by three (3) members, and its award shall be final and not subject of appeal.

Such arbitration shall be conducted under the rules and supervision of the Peruvian-American Chamber of Commerce (AMCHAM).

In any arbitration between the Parties in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing Party shall be entitled to recover all reasonable costs, expenses, legal and expert witness fees and other costs of suit incurred by it in connection with such arbitration, including such costs, expenses and fees incurred prior to the commencement of the litigation, in connection with any appeals, and in collecting or otherwise enforcing any final judgment entered therein. If a Party substantially prevails on some aspects of such action, but not on others, the arbitration court may apportion any award of costs and legal fees in such manner as it deems equitable.

The Parties expressly waive to the conciliation procedure provided under Law No. 26872.

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Executed by the Parties in sign of conformity and acceptance, in Lima, on March 23, 2007.

/s/ Walter Henry Gage Hunt

Walter Henry Gage Hunt
President of the Board Directors
MINERA BONGARÁ S.A.

/s/ Walter Henry Gage Hunt

Walter Henry Gage Hunt
President of the Board Directors
MINERA SOLITARIO PERU S.A.C.

/s/ Walter Henry Gage Hunt

Walter Henry Gage Hunt
President, South American Operations
SOLITARIO RESOURCES CORPORATION

/s/ Jorge Paulo Rodriguez del Gaizo

Jorge Paulo Rodriguez del Gaizo
Financial and Administration Manager
VOTORANTIM - CAJAMARQUILLA S.A.

/s/ Alberto Gazzo Baca

Alberto Gazzo Baca
Representative
VOTORANTIM - CAJAMARQUILLA S.A.

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ANNEX A

LIST OF THE PROPERTIES

Name	Code	Area (Has)	Registration
BONGARA VEINTISIETE	01-07835-95	300	20005021
BONGARACINCUENTICUATRO	01-02332-96	600	20004464
BONGARA CINCUENTICINCO	01-02333-96	1000	20004465
DEL PIERO TRES	01-03386-05	700	11053962
DEL PIERO CUATRO	01-00002-06	500	11055358
DEL PIERO CINCO	01-00003-06	1000	11053964

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ANNEX B

BONGARÁ's BY-LAWS

CAPITULO I

Denominación, Objeto, Domicilio y Duración

Artículo 1°. Denominación

La sociedad se denomina Minera Bongará S.A.

Artículo 2°. Objeto

La sociedad tiene por objeto dedicarse a actividades mineras, estando facultada para realizar operaciones y contratos relacionados con la minería, sea en forma directa o indirecta, por cuenta propia, de terceros, en sociedad, o en cualquier forma de colaboración empresarial. En tal sentido, y sin que la siguiente enumeración sea restrictiva sino meramente enunciativa, la sociedad puede dedicarse al cateo, la prospección, la exploración, la explotación, el beneficio, la labor general, el transporte minero y/o la comercialización de productos mineros, así como a celebrar y ejecutar todo tipo de contratos, vinculados a la actividad minera o no, incluyendo aquéllos que permitan comprar, vender, arrendar, importar, exportar y comercializar minerales y metales y, en general, todo tipo de bienes y/o servicios.

Quedan comprendidos en el objeto social los actos relacionados con el mismo que coadyuven a la realización de sus fines.

Artículo 3°. Domicilio.

El domicilio de la sociedad es la ciudad de Lima. Por acuerdo del Directorio y en la forma, condiciones y con el capital que éste determine se podrán establecer sucursales u oficinas en cualquier lugar del país o del extranjero.

Artículo 4°. Duración.

El plazo de duración de la sociedad es indeterminado. La sociedad iniciará sus actividades a la fecha de suscripción de la presente minuta.

CAPITULO II

Capital y Acciones

Artículo 5°. Capital

El capital de la sociedad es la cantidad de S/. 677,000.00 (seiscientos setenta y siete mil y 00/100 Nuevos Soles), representado por 677,000 acciones de un valor nominal de S/. 1.00 cada una, íntegramente suscritas y totalmente pagadas; de las cuales 10 corresponden a la clase "A" y 676,900 a la clase "B".

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ANNEX D

NET SMELTER RETURN ROYALTY

1.      Definitions: The words and terms defined in the agreement of which this annex forms part, shall have the same meaning for the purposes of this annex, unless specified otherwise.

1.1     "Agreement" shall be the Framework Agreement for the Exploration and Potential Development of Mining Properties of which this annex forms an integral part.

1.2     "THE DILUTED SHAREHOLDER" shall mean BONGARA's shareholder which participation in the capital stock of said company is diluted to less than 10%, as provided in section 11.3 of the Agreement. As a result of such dilution, THE DILUTED SHAREHOLDER's participating interest in BONGARA will be terminated and substituted with a 2% NSR Royalty.

1.3     "NSR Royalty" shall mean the 2% NSR royalty that BONGARA shall be required to pay to THE DILUTED SHAREHOLDER and that shall be calculated according to the Net Smelter Returns, in accordance with the provisions set out in section 11.3 of the Agreement and this annex. Such royalty will only be payable if Commercial Production has been initiated.

1.4     "Net Smelter Returns or NSR" shall mean the net amount, including all bonuses and subsidies that a given smelter, refinery or other buyer of Products pays to BONGARA; and that will result after making the deduction of all costs, expenses and charges paid or incurred in relation to the Products after concentration thereof (regardless of whether those costs had already been deducted by the acquirer of the Products or incurred in by BONGARA).

The costs referred to in the preceding paragraph include, without the following being limitative but merely referential, smelt, treatment and refining costs (including, without limitation, metal losses, impurity penalties and sampling and arbitration services); commissions for the sale of Products and costs related to their sale.

Such costs further include all types of taxes, royalties and/or customs and tariff duties, with the exception of income or similar taxes that BONGARA is required to pay for the extraction, treatment, transportation, storage, exportation and/or sale of the Products. They also include the costs incurred for the conversion of leachable solutions into cathodes and other similar goods, in addition to the costs incurred in the storage and transportation of the Products from the Properties to the smelter, refinery and/or final market where the Products are finally placed, or between any such places; and the costs incurred in buying insurance policies or paying freight associated with the Products during transportation or storage.

1.5     "Products" shall mean the ore resources extracted and recovered from the Properties, and the solutions, concentrates or cathodes obtained through leaching or solution extraction or other treatment of the ores extracted and recovered from the Properties.

The Products shall not include ores extracted outside the Properties' area, neither solutions, concentrates nor cathodes obtained from mineralized material extracted outside the Properties' area, whether placed in the Properties for leaching or other treatment, or conveyed to the Properties for treatment and/or storage.

2.      Date of payment of NSR Royalties: Payment of the NSR Royalty will be made by BONGARA to THE DILUTED SHAREHOLDER on a quarterly basis. Therefore, payment of the NSR Royalty will be made with respect to the sale of minerals

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extracted and removed from the Properties and effectively paid for to BONGARA in each quarter.

Within the ten (10) calendar days following the beginning of each quarter, BONGARA shall deliver to THE DILUTED SHAREHOLDER the NSR Royalty's payment settlements with the calculation of the NSR Royalty determined in accordance with this Annex.

Attached to the aforesaid settlement, BONGARA will deliver to THE DILUTED SHAREHOLDER the certified checks referred to in section 3 below, copies of the minerals' sale settlements that may correspond, as well as any other information supporting the calculation of the NSR Royalties. THE DILUTED SHAREHOLDER shall immediately deliver to BONGARA the invoice corresponding to the payment made by BONGARA.

3.      Method of Payment: Payment of the NSR Royalties shall be made through the delivery of certified checks issued by BONGARA to the order of THE DILUTED SHAREHOLDER. The delivery of said checks will be made at the address established for those effects in the Agreement by THE DILUTED SHAREHOLDER.

The payment of the NSR Royalties shall be deemed to have occurred upon receipt by THE DILUTED SHAREHOLDER of the certified checks referred to in the preceding paragraph. It is hereby established that BONGARA shall only be obliged to make those payments to THE DILUTED SHAREHOLDER, and not to another party, unless otherwise agreed between BONGARA and THE DILUTED SHAREHOLDER.

4.      Objections to the NSR Royalty payment: THE DILUTED SHAREHOLDER may contest the royalty's payment settlements prepared by BONGARA within fifteen (15) calendar days following their receipt. If THE DILUTED SHAREHOLDER fails to make any objections to the NSR Royalty payment settlements forwarded by BONGARA within such fifteen (15) calendar days term, such payment settlements shall be deemed to have been accepted and approved.

5.       Audit: If within the term referred to in section 4 above, THE DILUTED SHAREHOLDER made any objections to the NSR Royalty payment settlements submitted by BONGARA, THE DILUTED SHAREHOLDER and BONGARA shall make their best efforts to reach an agreement regarding any differences which may have arisen between them.

If BONGARA and THE DILUTED SHAREHOLDER fail to reach an agreement within fifteen (15) calendar days following the date in which THE DILUTED SHAREHOLDER notifies its objections to BONGARA, the differences between such parties shall be submitted to a final and conclusive analysis by a consultant firm mutually agreed upon between BONGARA and THE DILUTED SHAREHOLDER . The expenses for the hiring of such consultant firm shall be borne by THE DILUTED SHAREHOLDER.

The consultant firm referred to in the preceding paragraph shall conduct an audit of all the documents supporting the NSR Royalty payment settlements subject to observations by THE DILUTED SHAREHOLDER, as well as of all such other information and/or documents as are necessary to that effect. The audit shall take place at the place to be designated by BONGARÁ for those effects and during the business hours of the latter.

If the audit reveals that the calculation of the NSR Royalties made by BONGARA is within a 2.5% range of the audit results, the cost of the audit shall be fully borne by THE DILUTED SHAREHOLDER. However, if the audit reveals that the calculation of the NSR Royalties made by BONGARA exceeds the 2.5% range of the audit results, BONGARA shall bear the costs thereof.

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Upon completion of the audit and delivery of the results to BONGARA and THE DILUTED SHAREHOLDER BONGARA shall pay, without any interests, any additional NSR Royalties that might have been determined by the audit. Such payment will be made by BONGARA within fifteen (15) calendar days of receipt of the audit.

However, if the audit determined that BONGARA paid NSR Royalties in excess of what is was really obliged to make, THE DILUTED SHAREHOLDER shall reimburse BONGARA the amount paid in excess by it (without interests) within fifteen (15) calendar days of receipt of the audit.

6.      Sales to an Affiliate or Subsidiary of BONGARA: Any smelter or refinery owned or controlled by BONGARA or any Affiliate or Subsidiary thereof, shall be deemed to be a treatment smelter or refinery for purposes of calculation of the Net Smelter Returns.

Net Smelter Returns on Products acquired by such refinery or smelter shall be calculated and determined in accordance with customary treatment smelting and refining practices, as if sold to such smelter or refinery by third parties.

However, the amount of such Net Smelter Returns shall not be less of what BONGARA would have received if the Products had been sold to a smelter or refinery owned by a third party different from BONGARA or from of an Affiliate or Subsidiary of the latter.

7.      Prudent operations: The ores (even after undergoing some type of treatment) extracted and recovered from the Properties, may be commingled with ores (even after undergoing some type of treatment) with a similar composition extracted from other mining Properties other than the Properties.

All determinations required for the calculation of the Net Smelter Returns, including, without limitation, the metal grade of ores extracted from the Properties, and the metal grade or amount of metal recovered from such ores, shall be made by BONGARA in accordance with prudent engineering, metallurgy and cost accounting practices.

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ANNEX E

REPRESENTATIONS AND WARRANTIES OF MINERA SOLITARIO

For purposes of this Annex, the words and terms defined in the Agreement of which this annex forms part, shall have the same meaning for the purposes of this annex, unless specified otherwise.

MINERA SOLITARIO hereby expressly represents and warrants VOTORANTIM the following:

1.      To the best of its knowledge all information provided to VOTORANTIM by MINERA SOLITARIO with respect to BONGARA and the Properties prior to the date hereof, is correct and there is no material fact or information of which MINERA SOLITARIO is aware which might render any of that information inaccurate or misleading or which might reasonably be expected to adversely affect the willingness of VOTORANTIM to enter in the Agreement.

2.      SOLITARIO RESOURCES CORP. and MINERA SOLITARIO PERU S.A.C. are the sole legal and beneficial owners of the 100% of shares issued by BONGARA, as set forth opposite to their respective names below:

Shareholder	Number of shares
SOLITARIO RESOURCES CORP.	440,050
MINERA SOLITARIO PERU S.A.C.	236,950
TOTAL	677,000

3.      SOLITARIO RESOURCES CORP. and MINERA SOLITARIO PERU S.A.C. have the right to exercise all voting and other rights over 100% of the shares issued by BONGARA.

4.      BONGARA exists and is a duly organized and validly existing and duly incorporated, according to the laws of the Republic of Peru.

5.      All the shares issued at the date hereof by BONGARA, comprise all the issued and allotted share capital of such company, and have been properly and validly issued and allotted and are each fully paid.

6.      No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issuance, registration, sale or transfer, amortisation or repayment of any of the shares issued by BONGARA, or loan capital or any other security giving rise to a right over, or an interest in, the capital of BONGARA under any option, agreement or other arrangement.

7.      There are no liens or encumbrances of any kind over the shares issued by BONGARA.

8.      BONGARA has no interest in, and has not agreed to acquire, any share capital or other security of any other company (whether incorporated or not).

9.      All shareholders that have ever had a shareholding stake in BONGARA, have been lawfully bought out, squeezed out, excluded and/or separated from BONGARA, in strict compliance with the applicable law.

10.    The registers and minute books, books of account and other records of whatsoever kind of BONGARA in all material respects:

10.1     are up-to-date;

10.2     are kept in accordance with applicable law; and,

10.3     contain complete and accurate records of all matters required to be dealt with in such books and records.

11.     All filings, publications, registrations, records, documents and returns required by applicable law to be delivered or made by BONGARA to registries or any other relevant regulatory or governmental body in Peru, have been so made on a timely basis.

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12.      With respect to BONGARA's accounting books and records (the "Accounts"):

12.1   The Accounts have been prepared in accordance with the applicable laws and in accordance with the accounting principles, standards and practices generally accepted at the date of their preparation in Peru ("Peru GAAP").

12.2   The Accounts accurately represent the assets, liabilities and state of affairs of BONGARA and of the profits or losses of said company for the period concerned.

12.3   The Accounts have been properly maintained and constitute a reasonably accurate and complete record of all matters and where required by the applicable law, have been duly filed in all material respects with the statutory accounting requirements including the requirements with respect to taxation.

12.4    As of the date hereof, BONGARA has no obligation, indebtedness, liabilities or contingencies, that may be material and which according to the Peru GAAP ought to be reflected in the Accounts or their notes, other than those reflected in the Accounts.

13.    There is no outstanding guarantee, indemnity or security granted by BONGARA or for the benefit of BONGARA.

14.    There are no liabilities, whether actual or contingent, of BONGARA; none of which results in a material adverse change in the financial position or prospects or turnover of BONGARA.

15.    There are no liabilities or debts, whether actual or contingent, of BONGARA owed or outstanding which may become owed or outstanding to any of its Affiliates or Subsidiaries.

16.     All the assets included in the Accounts or acquired by BONGARA:

16.1     Are legally and beneficially owned by BONGARA;

16.2     Are in the possession or under the control of BONGARA; and,

16.3     Are free from liens or encumbrances.

17.     BONGARA has not been notified by a third party that it infringes any intellectual property rights of any persons.

18.     Except for the following agreements, BONGARA is not a party to or subject to any contract, transaction, arrangement, understanding or obligation, provided that BONGARA is not, or has not agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association:

18.1     Contrato de arrendamiento celebrado con la senora GLORIA TORRES CIEZA DE DIAZ respecto de un inmueble ubicado en Av. Marginal No. 828, distrito de Pedro Ruiz Gallo, provincia de Bongara, departamento de Amazonas. El plazo de dicho contrato vence el 20 de marzo de 2007.

18.2     Contrato de arrendamiento celebrado con el senor VICTOR CAMPOS AGUILAR respecto de un inmueble ubicado en Av. Marginal sin numero, distrito de Jazan, provincia de Bongara, departamento de Amazonas. El plazo de dicho contrato vence el 2 de julio de 2007.

18.3     Contrato de arrendamiento celebrado con el senor ANGEL SANTILLAN CAMUS respecto de un inmueble ubicado en Av. Marginal sin numero, distrito de Pedro Ruiz Gallo, provincia de Bongara, departamento de Amazonas. El plazo de dicho contrato vence el 6 de julio de 2008.

18.4     Contrato de servidumbre celebrado con la comunidad campesina de Shipasbamba, en virtud del cual BONGARA se encuentra facultada a utilizar un territorio comunal ubicado en el distrito de Shipasbamba, provincia de Bongara, departamento de Amazonas, para la realizacion de actividades mineras.

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19.    All agreements entered into by BONGARA or with respect of which BONGARA is a party to, were valid, binding and enforceable for the parties thereto, and the terms thereof had been complied with by BONGARA and in all material respects by each other party to such contracts as of the Initial Date.

20.    BONGARA is not a party to a contract with any Affiliate or Subsidiary.

21.    To the best of its knowledge there are no grounds for termination, avoidance or repudiation of any of such contracts or matters referred to in section 18 above and no notice of termination, breach or of intention to terminate has been received in respect of any of them.

22.     To the best of its knowledge all material licences, consents, authorisations, orders, warrants, confirmations, permissions, certificates, approvals, registrations and authorities (the "Licences") necessary for the carrying on of the businesses of BONGARA have been obtained, are in full force and effect, do not contain conditions which would hinder the ordinary and usual course of business and have been and are being complied with.

23.    To the best of its knowledge BONGARA is not currently, nor is reasonably expected to be, under investigation, enquiry or proceeding which is likely to result in the suspension, cancellation, modification or revocation of any Licence.

24.    To the best of its knowledge none of the Licences necessary for the carrying on of the business of BONGARA have been breached nor has BONGARA been informed that a License is likely to be suspended, modified or revoked (whether as a result of the entry into or completion of this Agreement or otherwise).

25.    To the best of its knowledge BONGARA is conducting, and has conducted, its respective business in compliance with applicable laws and it is not, nor has been in breach of any such laws.

26.    BONGARA has not received any notice or other communication (official or otherwise) from any court, tribunal, arbitrator, governmental agency or regulatory body with respect to an alleged, actual or potential violation and/or failure to comply with applicable laws, or requiring it to take or omit any action.

27.    BONGARA (nor any person for whose acts or defaults BONGARA may be liable) is involved whether as claimant or defendant or other party in any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration.

28.    To the best of its knowledge no claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration is pending or threatened by or against BONGARA (or any person for whose acts or defaults BONGARA may be liable), provided that there are no investigations, disciplinary proceedings or other circumstances likely to lead to any such claim or legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration.

29.    Neither BONGARA nor any of the Properties, assets or operations which it owns or in which it is interested, is subject to any continuing injunction, judgment or order of any court, arbitrator, governmental agency or regulatory body, nor in default under any order, licence, regulation or demand of any governmental agency or regulatory body or with respect to any order, suit, injunction or decree of any court.

30.    All taxes of any nature whatsoever for which BONGARA is liable and which has fallen due for payment, has been duly paid.

31.    To the best of its knowledge BONGARA has fulfilled fully and opportunely all other obligations and charges imposed by the respective and applicable legislation and tax regulations.

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32.    BONGARA has paid fully and opportunely all taxes, fees, interest, rights, contributions and municipal licenses of any kind, including the corresponding monthly income tax prepayments.

33.    BONGARA has not made any payment to non Peruvian-domiciled individuals or entities, including the payment of dividends, for which it might exist the obligation of withholding any Income tax or any other tax.

34.    BONGARA has presented timely and in good faith all the declarations and reports required by the laws, rules and regulations of autonomous entities and instructions and circulars of administrative entities, related to taxes, customs, foreign exchange, and social security in general. BONGARÁ has complied with paying all applicable fines when not filing in due time, its tax returns.

35.    BONGARA has properly and punctually paid all taxes which it has become liable to pay and it has never paid or become liable to pay, nor are there any circumstances by reason of which it is likely to become liable to pay, any penalty, fine, interest or surcharge in connection with taxation matters.

36.    BONGARA has not been subject to or is currently subject to any investigation, audit or visit by any tax or excise authority.

37.    BONGARA is not or will not become liable to the payment of taxes chargeable primarily on any other party, including, without limitation, social security payments for subcontractors.

38.    BONGARA has not been notified with any administrative resolution whereby the revenue authorities demand the payment of any due taxes.

39.    BONGARA is not involved in any tax related proceeding nor is subject to the fractioning of any tax debt.

40.    BONGARA has not made any payment to entities domiciled in tax havens.

41.    BONGARA has not conducted any international trade transactions for which a customs-related contingency could exist.

42.    Except as provided in the Accounts, BONGARA has no liability for taxes on income or gains except in respect of and to the extent of income and profits actually received, nor do any arrangements exist which might give rise to such a liability.

43.    BONGARA has complied in all material respects with all statutory requirements, orders, provisions, directions or conditions relating to any applicable added value, goods and services or sales tax.

44.    BONGARA has complied with all formalities and requisites imposed by the applicable law for the use of the IGV paid as a tax credit, particularly in connection to, although not limited to, the IGV paid in relation to the goods acquired by BONGARA.

45.    BONGARA's business has not been materially and adversely affected by any abnormal factor not affecting similar businesses to a like extent and there are no facts which are reasonably likely to give rise to any such effects;

46.    BONGARA is not or has not become insolvent under the laws of Peru or unable to pay its debts as they fall due, provided that BONGARA has not proposed nor intends to propose any arrangement of any type with its creditors;

47.    BONGARA has not been granted nor has applied for any financial facility.

48.    There have been or are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning BONGARA and, no events have occurred which, under applicable laws, would justify such proceedings;

49.    No steps have been taken to enforce any security over any assets of BONGARA and no event has occurred to give the right to enforce such security.

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50.    There are no powers of attorney or authorizations granted to persons other than those that appear in BONGARA's respective entry in the Lima Public Registry, and BONGARA have not granted any other powers or authorities different than those reflected in the respective BONGARA by-laws.

51.    BONGARA has never had any dependent worker to whom the labor regime that governs private activities in Peru might be applicable.

52.    BONGARA has never hired any individual for the rendering of independent services ("recibos por honorarios profesionales").

53.    BONGARA has never opened a payroll book before the Ministry of Labor, because it has never had employees.

54.    BONGARA does not owe any amount for the payment of salaries, legal gratifications, family assignations, extra time and/or vacations, to individuals to which that might have had the right to receive any of those benefits.

55.    BONGARA does not pay and has never paid any kind of "of the payroll" salary or compensation to any employee.

56.    BONGARA does not have any employee working for it on "of the payroll" status".

57.    BONGARA has never been involved in any labor administrative procedure.

58.    BONGARA is not involved in any administrative procedure related to the payment or reimbursement of contributions to the Health Social Security (ESSALUD) or to the National System of Pensions (ONP).

59.    BONGARA is not involved in any judicial proceeding initiated by any company forming part of the Private System of Pensions (AFP's) for the payment or reimbursement of labor or pension related contributions.

60.    BONGARA has never been involved in any labor related judicial proceeding.

61.    BONGARA has never been subject of inspections by the labor authorities in order to verify its compliance with the labor regulations.

62.    BONGARA does not owe any amount to any individual for Compensation of Length of Services (CTS).

63.    There is any measure related to occupational security and hygiene that has not been adopted by BONGARA and that should have been adopted in compliance with applicable law.

64.    BONGARA has not hired any individuals under formative regimes (trainees, juvenile labor training, etc.).

65.    BONGARA has never maintained or maintains any contractual relationship with entities providing labor intermediation or similar services (intermediación laboral, tercerización de servicios).

66.    BONGARA has not committed any labor infraction.

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